Exhibit 10.2

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT.  THE CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND ARE DENOTED BY [***].  THE CONFIDENTIAL PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASSET PURCHASE AGREEMENT

BY AND AMONG

STEWART & STEVENSON SERVICES, INC.,

CERTAIN SUBSIDIARIES

OF

STEWART & STEVENSON SERVICES, INC.

AND

HUSHANG ANSARY

DATED AS OF OCTOBER 24, 2005

i

Exhibits
Exhibit 2.9(a)(i)	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit 2.9(a)(iii)	Form of Assignment and Assumption of Lease
Exhibit 2.9(a)(iv)	Form of Assignment of Registered Intellectual Property
Exhibit 2.9(a)(xiii)	Form of Confirmation of Closing

Sections of Seller Disclosure Letter
Section 1.1(A)	IT Employees
Section 1.1(B)	Knowledge
Section 1.1(C)	Purchased Subsidiaries
Section 2.1(j)	Internet Domain Names
Section 2.1(l)	Certain Information Technology Assets
Section 2.1(m)	Bank Accounts with Money to be Transferred
Section 2.2(c)	Excluded Deposits, Prepaid Expenses, Claims for Refunds and Rights to Offset
Section 2.2(e)	Excluded Seller Contracts
Section 2.2(o)	Excluded Claims Against Third Parties
Section 2.2(p)	Excluded Business Property
Section 2.2(q)	Other Excluded Assets
Section 2.4(a)(vi)	Other Assumed Liabilities
Section 2.9(a)(xvi)	Resignations
Section 2.13(a)	[***]
Section 3.2(b)	Conflict
Section 3.2(c)	Notices or Consents
Section 3.3	Financial Statements
Section 3.5(a)	Assets With an Original Cost in Excess of $10,000
Section 3.5(b)	Leased Assets with Monthly Payments in Excess of $2,500
Section 3.5(c)	Sufficiency of Assets
Section 3.5(d)	Condition of Assets
Section 3.6	Description of Business Property
Section 3.7(a)(1)	Real Estate Encumbrances
Section 3.7(a)(2)	Permitted Real Estate Encumbrances
Section 3.7(c)(1)	Non-Real Estate Encumbrances
Section 3.7(c)(2)	Permitted Non-Real Estate Encumbrances
Section 3.8	Accounts Receivable as of September 3, 2005
Section 3.9	Inventories
Section 3.11	Taxes
Section 3.12(a)	Labor Disputes; Compliance
Section 3.12(b)	Compensation of Affected Employees and Purchased Subsidiary Employees
Section 3.13(a)	Seller Benefit Plans
Section 3.13(b)	ERISA Matters
Section 3.13(d)	Purchased Subsidiary Plans
Section 3.14(a)	Compliance with Legal Requirements
Section 3.14(b)	Governmental Authorizations
Section 3.15(a)	Legal Proceedings
Section 3.15(b)	Orders

Section 3.15(c)	Compliance with Orders
Section 3.16	Certain Changes and Events
Section 3.17(a)	List of Certain Seller Contracts
Section 3.17(b)	Enforceability of Certain Seller Contracts
Section 3.17(c)	Compliance with Certain Seller Contracts
Section 3.17(d)	Warranty Claims
Section 3.18(a)	List of Insurance Policies
Section 3.18(c)	Self Insurance; Third Party Insurance Arrangements
Section 3.18(d)	Loss Experience
Section 3.19	Environmental Matters
Section 3.20(a)(i)	Owned Intellectual Property
Section 3.20(a)(ii)	Intellectual Property Encumbrances
Section 3.20(b)(ii)	Licenses
Section 3.21	Related Party Transactions
Section 3.23	Letters of Credit
Section 3.24(b)	Outstanding Equity Securities of the Purchased Subsidiaries
Section 3.24(d)	Undisclosed Liabilities of Purchased Subsidiaries
Section 3.24(e)	Purchased Subsidiaries’ Bank Account Information
Section 6.1(b)	Phase II ESAs
Section 7.3(d)	OEM Consents

Sections of Buyer Disclosure Letter
Section 1.1	Knowledge
Section 4.2(c)	Conflicts
Section 4.2(d)	Notices or Consents

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is dated October 24, 2005, by and among Hushang Ansary (“Buyer”), Stewart & Stevenson Services, Inc., a Texas corporation (“Parent”), and the Subsidiaries (as defined below) of Parent that are signatories to this Agreement (together with Parent, “Sellers” and each, a “Seller”).

RECITALS

Sellers desire to sell, and Buyer desires to purchase, substantially all of the assets constituting the Business (as defined below), and Buyer is willing to assume certain obligations of Sellers relating to the Business, for the consideration and on the terms set forth in this Agreement.

The parties, intending to be legally bound, agree as follows:

1.                                       Definitions and Usage

1.1                                 DEFINITIONS

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Receivable” — (a) all trade accounts receivable and other rights to payment (including progress payments) from customers of Sellers and the Purchased Subsidiaries related to the Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of each Seller and Purchased Subsidiary, (b) all other accounts or notes receivable of each Seller and Purchased Subsidiary related to the Business and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right of any Seller or Purchased Subsidiary related to any of the foregoing.

“Adjustment Amount” — as defined in Section 2.10.

“Affected Employees” — all employees of Sellers employed principally in connection with the Business, including the IT Employees, persons on vacation, approved leave of absence, sick leave, family medical leave under the Family and Medical Leave Act, or short-term disability leave; and excluding persons on long-term disability leave under a long-term disability plan maintained by any Seller and the Purchased Subsidiary Employees.

“Affiliate” — means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and in the case of any natural Person shall include all relatives and immediate family members of such first Person.  For purposes of this definition, a Person shall be deemed to control another Person if such first Person directly or indirectly owns or holds fifty percent (50%) or more of the ownership interests in such other Person.

“Agreed Accounting Principles” — GAAP, applying the policies and procedures on a consistent basis, and as modified by the exceptions to GAAP, as set forth on Section 3.3 of the Seller Disclosure Letter.

“Agreement” — as defined in the first paragraph of this Agreement.

“Assets” — as defined in Section 2.1.

“Assumed Seller Contracts” — as defined in Section 3.17(c)(i).

“Assumed Liabilities” — as defined in Section 2.4(a).

“ASTM” means the American Society for Testing and Materials.

“ASTM Standards” means the then-current, published, applicable ASTM guidelines relating to the characteristics referenced.

“Bids” — as defined in Section 2.1(e).

“Bill of Sale, Assignment and Assumption Agreement” — as defined in Section 2.9(a)(i).

“Bulk Sales Laws” — as defined in Section 5.4.

“Business” — as defined in Section 2.1; provided, that for the avoidance of doubt the term “Business” excludes the DES Business, the TVS Business and the EPD Business.

“Business Day” — any day other than, Saturday, Sunday or any other day on which banks in Houston, Texas are authorized or required to be closed.

“Business Intellectual Property” — as defined in Section 3.20(a).

“Business Property” — as defined in Section 3.6.

“Business Records” — as defined in Section 2.1(g).

“Buyer” — as defined in the first paragraph of this Agreement.

“Buyer Contact” — as defined in Section 12.2(a).

“Buyer Disclosure Letter” — the disclosure letter delivered by Buyer to Sellers concurrently with the execution and delivery of this Agreement, as amended pursuant to the terms of this Agreement.

“Buyer Entity” — the Person directly or indirectly controlled by Buyer that assumes this Agreement pursuant to Section 13.8.

“Buyer Group” — as defined in Section 6.1.

“Buyer Indemnitees” — as defined in Section 11.2.

“California Receivables” — as defined in Section 10.8(d).

“Closing” — as defined in Section 2.8.

“Closing Balance Sheet” — as defined in Section 2.11(a).

“Closing Date” — the date on which the Closing actually takes place.

“Closing Net Asset Value” — as defined in Section 2.11(a).

“Closing Payment” — a cash amount equal to the Estimated Closing Net Asset Value of the Business on the Closing Date minus [***].

“Closing Physical Inventory Count” — as defined in Section 2.11(b).

“COBRA” — the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” — the Internal Revenue Code of 1986, as amended.

“Confidential Information” — as defined in Section 12.1(a).

“Confirmation of Closing” — as defined in Section 2.9(a)(xiii).

“Consent” — any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” — all of the transactions contemplated by this Agreement.

“Contract” — any agreement, contract, Lease, commitment or other undertaking or arrangement.

“Customer Performance Assurance” — any guaranty, cash, letter of credit or other property of any kind or nature deposited as or otherwise constituting collateral security for the performance by any party (other than a Seller or a Purchased Subsidiary) to any Seller Contract.

“Damages” — as defined in Section 11.2.

“DES Business” — all of any Seller’s and its Affiliates’ right, title, and interest in and to all of such Seller’s or its Affiliate’s property and assets belonging to such Seller or any of its Affiliates and all Liabilities of any Seller and its Affiliates that in each case relate to the business conducted by the former Distributed Energy Solutions segment of Parent that has been classified as a discontinued operation in Parent’s publicly disclosed consolidated financial statements and which is separately managed from the Business.  The DES Business includes (i) the manufacturing, packaging and marketing of reciprocating diesel and natural gas engine generator sets, including the engineering, procurement and construction activities related thereto, (ii) the completion of construction projects and (iii) the satisfaction of customer warranty obligations and operations and maintenance obligations of this discontinued operation.

“Disclosing Party” — as defined in Section 12.1(a).

“Dispute” — as defined in Section 13.4.

“Effective Time” — the time on the Closing Date specified in the Confirmation of Closing.

“Election Period” — as defined in Section 11.8(c).

“Encumbrance” — any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” — soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters under the authority of the United States or any state thereof), groundwaters, drinking water supply, stream sediments, ambient air, plant and animal life and any other environmental medium or natural resource.

“Environmental Condition” — any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, Release or emission of any “Hazardous Materials.”

“Environmental Consultant” — as defined in Section 6.1(b).

“Environmental Laws” — all applicable laws, regulations, enforceable requirements that have the effect of law, orders, decrees, judgments, injunctions, permits, licenses, approvals, consents or authorizations issued, promulgated or entered into by any Governmental Body, or any common law theories or provisions, pertaining to the protection of human health or the Environment, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651  et seq. and the standard promulgated thereunder by the Occupational Safety and Health Administration, and any similar state or local statutes, in each case where such laws are in effect on or prior to the Closing Date.

“Environmental Liabilities” — any and all liabilities, responsibilities, claims, suits, losses, costs (including remedial, removal, response, abatement, clean-up, investigative, or monitoring costs and any other related costs and expenses), other causes of action, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorneys’ fees and other legal fees: (i) pursuant to any agreement, Order, notice (including notices of violation or noncompliance), or responsibility, directive (including directives embodied in Environmental Laws), injunction, judgment, or similar documents (including settlements), arising out of or in connection with any Environmental Laws, or (ii) pursuant to any claim by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by the Governmental Body or other Person pursuant to Environmental Laws.

“Environmental Material Adverse Effect” shall mean any Environmental Liabilities that are reasonably expected to exceed $100,000 per occurrence or series of related occurrences, or $500,000 in the aggregate.

“EPD Business” — the Engineered Products Division of Parent, including (i) the design, manufacturing, service and sale of equipment for coiled tubing, acidizing, fracturing, pumping (including nitrogen pumping equipment), railcar movers, silicon controlled rectifiers and switchgear equipment, and other related well servicing products and equipment, (ii) contract manufacturing of seismic equipment, (iii) the Hybrid Bus Business, (iv) the Snow Blower Business, and (v) the furnishing of advisory, consulting and aftermarket activities related to any of the foregoing.

“ERISA” — the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”  — any other entity that, together with any Seller or, prior to the Closing, any Purchased Subsidiary, would be treated as a single employer under Section 414 of the Code or Section 4001(a) or (b) of ERISA.

“Estimated Closing Balance Sheet” — an estimated balance sheet of the Business as of the Closing Date prepared in good faith by Sellers applying the Agreed Accounting Principles, in form and substance as mutually and reasonably agreed to by Sellers and Buyer.

“Estimated Closing Net Asset Value” — the Net Asset Value calculated from the Estimated Closing Balance Sheet.

“Exchange Act” — the Securities Exchange Act of 1934.

“Excluded Assets” — as defined in Section 2.2.

“Facilities” — any real property, leasehold or other interest in real property currently owned or operated by any Seller and comprising part of the Assets, or currently owned or operated by any Purchased Subsidiary, including the Tangible Personal Property used or operated by Sellers and the Purchased Subsidiaries at the respective locations or the Business Properties specified in Section 3.6.

“Financial Statements” — as defined in Section 3.3.

“Freightliner Indebtedness” — all indebtedness and obligations of Sellers or SSTH in connection with that certain floor plan financing arrangement evidenced by that certain (i) Promissory Note in the original principal amount of up to $3,000,000 dated December 16, 2004, executed by SSTH and payable to the order of Southwest Bank of Texas N.A. (now named Amegy Bank National Association), a national banking association (“SWBT”), (ii) Pledge and Security Agreement between SSTH and SWBT dated as of December 16, 2004, (iii) Arbitration Agreement between SSTH and SWBT dated as of December 16, 2004 and (iv) First Modification Agreement dated as of December 21, 2004 between SSTH and SWBT.

“GAAP” — generally accepted accounting principles for financial reporting in the United States.

“Governmental Authorization” — any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, which consent, license, registration or permit is used in the operation of the Business or necessary for the consummation of the Contemplated Transactions.

“Governmental Body” — any:

(a)                                  nation, state, county, city, town, borough, village, district or other jurisdiction;

(b)                                 federal, state, local, municipal, foreign or other government;

(c)                                  governmental, quasi-governmental or regulatory authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental, quasi-governmental or regulatory powers); or

(d)                                 body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

 “happening or manifested” — refers to the actual time at which the circumstance, condition, occurrence, event, physical accident or injury giving rise to a Liability occurs (regardless of when the product design, manufacture, distribution or sale or related service occurs).

“Hazardous Material” — any substance, material or waste that is regulated by any Governmental Body under Environmental Laws, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products and byproducts, friable asbestos or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“HSR Act” — the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hybrid Bus Business” — that business of Parent and any of its Subsidiaries arising out of, relating to or associated with hybrid electro motivation for wheeled vehicles.

 “Indemnitee” — as defined in Section 11.8(a).

“Indemnitor” — as defined in Section 11.8(a).

“Independent Accountants” — KPMG LLP, or if KPMG LLP is not independent in the reasonable determination of Buyer or Parent, then an independent auditing firm of nationally or regionally recognized standing selected by the mutual agreement of Buyer and Parent within 15 days of the date on which the Independent Accountants are proposed to begin serving or, if Buyer and Parent are unable to agree within such period, an independent auditing firm of nationally or regionally recognized standing selected jointly by two other such firms, one of which shall be specified by Buyer and one of which shall be specified by Parent, within 15 days after the expiration of such period.

“Initial Balance Sheet” — as defined in Section 3.3.

“Initial Net Asset Value” — [***], which is the excess of total assets over current liabilities of the Business as reflected on the Initial Balance Sheet.

“Intellectual Property” — (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent and invention disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, slogans, trade dress, logos, icons, designs, trade designation, trade names, and corporate names all registered or unregistered, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all Software (including data and related documentation), (g) all other proprietary rights, including internet web sites and internet domain names and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Intellectual Property Licenses” — as defined in Section 3.20(b).

“Inventories” — all inventories of Sellers and the Purchased Subsidiaries related to or used in the operation of the Business, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Sellers or the Purchased Subsidiaries in the production of finished goods for the Business.

“IRS” — the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“IT Employees” — each of the individuals named in Section 1.1(A) of the Seller Disclosure Letter.

“Knowledge” — with respect to Sellers, Sellers will be deemed to have Knowledge of a particular fact or other matter if any individual named in Section 1.1(B) of the Seller Disclosure Letter is actually aware of that fact or matter; and with respect to Buyer, Buyer will be deemed to have Knowledge of a particular fact or other matter if any individual named in Section 1.1 of the Buyer Disclosure Letter is actually aware of that fact or matter.

“Lease” — any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which any Seller or Purchased Subsidiary is a party used in the operation of the Business and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

“Legal Requirement” — any federal, state or municipal law, ordinance, regulation, statute or treaty.

“Liability” — with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, reserved or unreserved, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licensed Marks” — as defined in Section 2.13(a).

“Net Asset Value” — the excess of total assets over current liabilities of the Business, as reflected on the Initial Balance Sheet or on the Closing Balance Sheet, as required by the context; provided, that, for this purpose the net asset value of the assets and liabilities of the Purchased Subsidiaries shall be used rather than the net asset value of Outstanding Equity Securities and all inter-company accounts of the Purchased Subsidiaries shall be excluded.

“Non-Real Estate Encumbrances” — as defined in Section 3.7(c).

“Notice of Dispute” — as defined in Section 13.4.

“Order” — any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Outstanding Equity Securities” — all outstanding equity securities of the Purchased Subsidiaries, including all options, warrants or other rights to acquire any such equity securities.

“Owned Intellectual Property” — as defined in Section 3.20(a).

“Owned Property” — as defined in Section 3.6.

“Parent” — as defined in the first paragraph of this Agreement.

“Permitted Encumbrances” — as defined in Section 3.7(c).

“Permitted Non-Real Estate Encumbrances” — as defined in Section 3.7(c)

“Permitted Real Estate Encumbrances” — as defined in Section 3.7(a).

“Person” — an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Phase I ESA” — as defined in Section 6.1(b).

“Phase II ESA” — as defined in Section 6.1(b).

“Pre-Closing Property Taxes” — as defined in Section 2.5.

“Proceeding” — any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether public or private)

commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” — as defined in Section 2.3.

“Purchased Subsidiary” — each of the Subsidiaries of Parent listed in Section 1.1(C) of the Seller Disclosure Letter.

“Purchased Subsidiary Plan” — any Seller Benefit Plan that is sponsored, maintained, or contributed to, solely by a Purchased Subsidiary or Purchased Subsidiaries, and any accrued vacation or sick pay liabilities relating to current or former Purchased Subsidiary Employees.

“Purchased Subsidiary Employees” — all employees of the Purchased Subsidiaries.

“Real Estate Encumbrances” — as defined in Section 3.7(a).

“Real Property Lease” — as defined in Section 3.6.

“Receivables Payment” — as defined in Section 10.8(d).

“Receiving Party” — as defined in Section 12.1(a).

“Record” — information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Registered Intellectual Property”  — all Business Intellectual Property, whether owned by a Seller, a Purchased Subsidiary or owned by a Third Party who has granted a right of any sort with respect to such Intellectual Property to a Seller or a Purchased Subsidiary, that is: (i) a patent or patent application, (ii) an application or a registration for a trademark, service mark, trade dress, trade name, logo, icon, design, trade designation, slogan, corporate name or internet web site or internet domain name, or (iii) a copyright registration or application.

“Related Person” — with respect to a specified Person:

(a)                                  any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person of such specified Person;

(b)                                 any Person that holds a Material Interest in such specified Person;

(c)                                  each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(d)                                 any Person in which such specified Person holds a Material Interest; and

(e)                                  any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this Agreement, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least twenty percent (20%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least twenty percent (20%) of the outstanding equity securities or equity interests in a Person.

“Release” — any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment.

“Remedial Action” or “Remediate” — all actions required under applicable Environmental Laws or the provisions of a Lease that are necessary to: (a) investigate, study, assess, measure, clean up, remove, treat or in any other way address the Release, or minimize the further Release, of any Hazardous Materials, including use of monitoring and natural attenuation; (b) prevent the Release of any Hazardous Material where such action is required under applicable Environmental Laws; (c) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) bring all Facilities that are Assets and the operations conducted thereon into compliance with Environmental Laws; provided, however, in no event shall this be deemed to include the cleanup, investigation, study, assessment, measurement, removal, or treatment of any Hazardous Materials that are determined by the relevant Governmental Body to be present in naturally-occurring levels for that location, or in any concentration in landfills, landfarms, or other disposal areas that are permitted or authorized pursuant to any applicable Environmental Law.

“Representative” — with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Representative Party” — as defined in Section 9.1(a).

“Restrictive Covenants” — as defined in Section 11.13(a).

“Retained Liabilities” — as defined in Section 2.4(b).

“Securities Act” — the Securities Act of 1933, as amended.

“Seller” or “Sellers” — as defined in the first paragraph of this Agreement.

“Seller Benefit Plans” — all (i) employee welfare benefit plans or employee pension benefit plans as defined in sections 3(1) and 3(2) of ERISA, including plans, programs or arrangements that provide retirement income or result in deferrals of income by employees for periods extending to their terminations of employment or beyond, and plans that provide medical, surgical or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment and (ii) other employee benefit agreements or arrangements that are not ERISA plans, including any deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, retention incentive agreements, vacation policies and, or other similar plans, agreement or arrangements that (a) are maintained by any Seller, any ERISA Affiliate or any of its Related Persons for the benefit of Affected Employees or Purchased Subsidiary Employees, (b) have been approved by any Seller, any ERISA Affiliate or any of its Related Persons but are not yet effective for the benefit of Affected Employees, Purchased Subsidiary Employees or their respective beneficiaries, or (c) were previously maintained by any Seller, any ERISA Affiliate or any of its Related Persons for the benefit of the Affected Employees, Purchased Subsidiary Employees or their respective beneficiaries and with respect to which, in each case, any Seller, any ERISA Affiliate or any of its Related Persons may have any liability, contingent or otherwise.  However, “Seller Benefit Plans” shall not include any agreements between any Seller and any Affected Employees pursuant to which such Seller has agreed to pay Affected Employees any compensation in consideration of their services rendered in connection with the sale of the Assets or the Business (“Transaction Bonuses”).

“Seller Contact” — as defined in Section 12.2(a).

“Seller Contract” — any Contract related primarily to or used in the operation of the Business (a) under which any Seller or Purchased Subsidiary has or may acquire any rights or benefits; (b) under which any Seller or Purchased Subsidiary has or may become subject to any obligation or liability; or (c) by which any Seller or Purchased Subsidiary or any of the Assets may become bound.  The term Seller Contract includes any Customer Performance Assurance.

“Seller Disclosure Letter” — the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement, as amended pursuant to the terms of this Agreement.

“Seller Indemnitees” — as defined in Section 11.3.

“Snow Blower Business” — that business of Parent or any of its Subsidiaries arising out of, relating to or associated with snow removal equipment.

“Software” — all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“SSTH” — Stewart & Stevenson Truck Holdings, Inc., a Delaware corporation.

“Subcontract” — as defined in Section 2.9(a)(viii).

“Sublease Agreement” — as defined in Section 2.9(b)(iv).

“Subsidiary” — with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Survival Period” — as defined in Section 11.7.

“Tangible Personal Property” — all machinery, equipment (including machinery and equipment held for rental to Third Parties), tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by any Seller or Purchased Subsidiary and used in the operation of the Business, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” — any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner and including any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return” — any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party” — a Person that is not a party to this Agreement.

“Third Party Claim” — any claim against any Indemnitee by a Third Party that could give rise to a right of indemnification under this Agreement.

“Transaction Agreements” — as defined in Section 11.13(a).

“Transaction Bonuses” — as defined in the last sentence of the definition of Seller Benefit Plans.

“Transferred Employee” — as defined in Section 10.1(a).

“Transition Services Agreement” — as defined in Section 2.9(a)(vii).

“TVS Business” — the Tactical Vehicle Systems division of Parent that is reported in Parent’s publicly disclosed consolidated financial statements as the Tactical Vehicle Systems Segment.

1.2                                 USAGE

(a)                                  Interpretation. In this Agreement, unless a clear contrary intention appears:

(i)                                     the singular number includes the plural number and vice versa;

(ii)                                  reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)                               reference to any gender includes each other gender;

(iv)                              reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)                                 reference to any Legal Requirement means, unless expressly indicated otherwise, such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means, unless expressly indicated otherwise, that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)                              “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)                           “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)                        “or” is used in the inclusive sense of “and/or”;

(ix)                                with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)                                   references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)                                 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c)                                  Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.                                       Sale and Transfer of Assets; Closing

2.1                                 ASSETS TO BE SOLD

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and effective as of the Effective Time, each Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase and acquire from such Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of such Seller’s right, title, and interest in and to all of the following:

(a)                                  all Real Property Leases and Owned Property described in Section 3.6 of the Seller Disclosure Letter;

(b)                                 all Tangible Personal Property, including those items described in Section 3.5(a) of the Seller Disclosure Letter;

(c)                                  all Inventories;

(d)                                 all Accounts Receivable;

(e)                                  all Seller Contracts, including those listed in Section 3.17(a) of the Seller Disclosure Letter, and all outstanding offers or solicitations made by or to any Seller or any Purchased Subsidiary to enter into any Seller Contract (“Bids”), other than Seller Contracts or Bids described in Section 2.2(e);

(f)                                    all Governmental Authorizations related to or used in the operation of the Business and all pending applications therefor or renewals thereof, including those listed in Section 3.14(b) of the Seller Disclosure Letter, in each case to the extent permitted by applicable Legal Requirement and otherwise transferable to Buyer;

(g)                                 the data and Records of each Seller and Purchased Subsidiary related primarily to or used in the operation of the Business and located at a Business Property, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, engineering design drawings owned by the Business, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence, files relating to the preparation, prosecution, registration, enforcement or defense of any Business Intellectual Property and other similar documents and Records (“Business Records”).  In addition, to the extent any such data or Records are not located at a Business Property, copies of any particular data or Records following reasonable request therefor, and, subject to Legal Requirements, copies of all personnel Records;

(h)                                 all of the intangible rights and property of Sellers and the Purchased Subsidiaries that relate exclusively to the operation of the Business, including any such goodwill and Business Intellectual Property, as well as the right to sue, at law or in equity, or otherwise recover damages for any and all infringements, misappropriations or dilutions of any Business Intellectual Property;

(i)                                     all rights of Sellers and the Purchased Subsidiaries relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof, in each case related to or used in the operation of the Business, that are not listed in Section 2.2(c) of the Seller Disclosure Letter and that are not excluded under Section 2.2(h);

(j)                                     all rights in internet domain names used, reserved or owned by any Seller or its Affiliates that are expressly set forth in Section 2.1(j) of the Seller Disclosure Letter;

(k)                                  the Outstanding Equity Securities;

(l)                                     the assets listed or described in Section 2.1(l) of the Seller Disclosure Letter;

(m)                               all petty cash funds of Sellers held at a Business Property and all cash in the bank accounts listed in Section 2.1(m) of the Seller Disclosure Letter; and

(n)                                 all of such Seller’s other property and assets, real, personal, or mixed, tangible and intangible, of every kind and description, wherever located, belonging to such Seller and which relate primarily to or are used primarily in the operation of the business currently conducted by the Power Products Division of Sellers that is reported in Parent’s publicly disclosed consolidated financial statements as the Power Products Segment, including the Power Products Segment’s sale and rental of various industrial equipment; sale of components, replacement parts, accessories and other materials supplied by independent manufacturers; provision of in-shop and on-site repair services for industrial, transportation, marine, construction, power generation and material handling equipment; fabrication, marketing and packaging of engine-driven equipment; and the business of the Purchased Subsidiaries; as well as any goodwill associated therewith (but excluding the Excluded Assets) (collectively, the “Business”).

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”

2.2                                 EXCLUDED ASSETS

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Sellers (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Sellers after the Closing:

(a)                                  all cash, cash equivalents, securities, money on deposit with banks, certificates of deposit and similar instruments and short-term investments, other than as provided for in Section 2.1(m);

(b)                                 all minute books, stock Records and corporate seals other than those of any Purchased Subsidiary;

(c)                                  those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof listed in Section 2.2(c) of the Seller Disclosure Letter;

(d)                                 all insurance policies and rights thereunder and all insurance benefits, including rights and proceeds, arising from or relating to the Assets and the Assumed Liabilities prior to the Effective Time;

(e)                                  all Seller Contracts and other Contracts listed in Section 2.2(e) of the Seller Disclosure Letter;

(f)                                    all personnel Records and other Records that any Seller is required by Legal Requirement to retain in its possession;

(g)                                 all data and Records that do not constitute Business Records;

(h)                                 all deposits or claims for refund or credit of Taxes and other governmental charges of whatever nature to the extent relating to periods prior to the Effective Time, except to the extent reflected on the Closing Balance Sheet;

(i)                                     all rights in connection with and assets of the Seller Benefit Plans;

(j)                                     all Governmental Authorizations that are not transferable;

(k)                                  all rights of Sellers under this Agreement, the Bill of Sale, Assignment and Assumption Agreement and the other Transaction Agreements;

(l)                                     except to the extent set forth in Section 3.20(a)(i) of the Seller Disclosure Letter and except for the licensed rights granted pursuant to Section 2.13, each Seller’s and Purchased Subsidiary’s right, title and interest in or to any patent, patent applications, corporate names, assumed fictional business names, trade names, registered and unregistered trademarks, service marks, applications, logos, icons or designs, including any trade designation that comprise or are similar to “Stewart & Stevenson,” the Stewart & Stevenson logo or any derivative or abbreviation thereof;

(m)                               each right in internet web sites and internet domain names other than the internet domain names expressly set forth in Section 2.1(j) of the Seller Disclosure Letter;

(n)                                 accounts, notes or debts owed to the Business from, or by the Business to, a Related Person of any Seller prior to the Effective Time;

(o)                                 all claims of any Seller against Third Parties relating to the Business or the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, listed in Section 2.2(o) of the Seller Disclosure Letter, except to the extent such claims relate to Assumed Liabilities;

(p)                                 all real property and interests in real property other than the Business Property, including, without limitation, the real property and interests in real property identified on Section 2.2(p) of the Seller Disclosure Letter and all other tangible personal property located on such premises; provided that this Section 2.2(p) shall not limit Buyer’s right to receive copies of certain data or Records pursuant to Section 2.1(g); and

(q)                                 all other assets not used in the Business, including, for the avoidance of doubt, the TVS Business and the EPD Business, as well as the DES Business and any other business reported as discontinued operations in the Parent’s publicly disclosed consolidated financial statements dated January 31, 2005 and any other property, assets and rights designated in Section 2.2(q) of the Seller Disclosure Letter.

2.3                                 CONSIDERATION

The consideration for the Assets (the “Purchase Price”) will be (i) the Closing Payment, (ii) plus or minus the Adjustment Amount, (iii) plus the assumption of the Assumed Liabilities. In accordance with Section 2.9(b), at the Closing, the Closing Payment shall be delivered by Buyer to Sellers by wire transfer of immediately available funds.  The balance of the Purchase Price shall be satisfied by the execution and delivery of the Bill of Sale, Assignment and Assumption Agreement, and the Adjustment Amount shall be paid in accordance with Section 2.10.

2.4                                 LIABILITIES

(a)                                  Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge the Liabilities reflected on the Closing Balance Sheet that are unpaid as of the Effective Time and the following Liabilities of Sellers (the “Assumed Liabilities”):

(i)                                     any Liability (other than a liability to a Related Person of any Seller) to any of Sellers’ customers incurred by such Seller in the ordinary course of the Business for Bids outstanding as of the Effective Time;

(ii)                                  any Liability to any Seller’s customers under warranties implied by law and any warranty agreements and indemnities given by any Seller to its customers prior to the Effective Time in connection with the Business;

(iii)                               any Liability arising out of or relating to any circumstance, condition, occurrence or event first happening or manifested at or after the Effective Time and arising out of or relating to (A) products of the Business designed, manufactured, distributed or sold or services provided prior to the Effective Time or (B) the Business or any action or inaction thereof or related thereto or to the Assets after the Closing Date, except in the case of clause (B), to the extent such Liability is a Retained Liability;

(iv)                              except for the Liabilities covered by subparagraphs (ii) and (iii) above, any Liability to be performed or discharged at or after the Effective Time under contract or law as to any Seller Contract entered into (A) prior to the date of this Agreement, and assigned pursuant to Section 2.1(e), or (B) after the date hereof in accordance with Section 6.2;

(v)                                 any Liability of any Seller arising out of or relating to the Freightliner Indebtedness; and

(vi)                              any Liability of any Seller expressly described in Section 2.4(a)(vi) of the Seller Disclosure Letter.

(b)                                 Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Sellers. “Retained Liabilities” shall mean every Liability of Sellers, disclosed or undisclosed, other than the Assumed Liabilities, including:

(i)                                     all Liabilities, claims, damages or losses for or related to (A) Taxes imposed on the Assets, the Business or the Purchased Subsidiaries, or the ownership or operations thereof, accruing or imposed with respect to periods or operations prior to the Closing, including but not limited to Liabilities, claims, damages or losses (i) resulting from failure to timely file Tax Returns in respect of, or pay, such Taxes (except for any Tax Returns required to be filed by a Purchased Subsidiary after the Closing Date, which shall be the responsibility of the Buyer), or (ii) in the nature of interest or penalties and (B) Taxes relating to or caused by any Liability of a Purchased Subsidiary accruing or imposed with respect to periods or operations prior to the Closing to the extent such Liability exceeds the reserve for such Taxes on the Closing Balance Sheet, (w) as a transferee or successor, (x) by contract or (y) otherwise;

(ii)                                  any Liability under any Contract or Bid not assumed by Buyer under Section 2.4(a);

(iii)                               any Liability arising out of or relating to any circumstance, condition, occurrence or event first happening or manifested prior to the Effective Time and arising out of or relating to the products of the Business designed, manufactured, distributed or sold or services rendered prior to the Effective Time, including any Liability arising out of any Proceeding (including the obligation to handle such Proceeding) relating thereto;

(iv)                              any Liability under or relating to the Seller Benefit Plans (other than Purchased Subsidiary Plans), any Liabilities accruing under Purchased Subsidiary Plans prior to the Closing, and any Liability relating to payroll, sick leave, workers’ compensation or unemployment benefits for any of Seller’s employees;

(v)                                 any Environmental Liabilities of the Business arising out of or relating to any circumstance, condition, occurrence or event happening or manifested prior to the Effective Time;

(vi)                              any Liability under any Transaction Bonuses or any employment, severance, retention or termination agreement with any employee of or relating to the employment of any individual by any Seller or any of its Related Persons (other than employment by a Purchased Subsidiary after Closing), including, but not limited to, sponsorship of any Seller Benefit Plan (other than Liabilities accruing under a Purchased Subsidiary Plan after Closing);

(vii)                           any Liability of any Seller to any Related Person of such Seller;

(viii)                        any Liability to indemnify, reimburse or advance amounts to any officer, director or employee of any Seller to the extent not reflected as a liability on the Closing Balance Sheet;

(ix)                                any Liability of any Seller under this Agreement or any other document executed in connection with the Contemplated Transactions; and

(x)                                   any Liability of any Seller caused by such Seller’s ownership of the Assets or operation of Business, or such Seller’s acts or omissions occurring prior to or after the Effective Time, including without limitation any liability related to or arising out of the matters described in Section 3.14(a) of the Seller Disclosure Letter.

2.5                                 PRORATIONS OF CERTAIN PROPERTY TAXES

Any general real or personal property Tax assessed against or pertaining to the Assets for the Tax period that includes the Closing Date shall be prorated between Buyer and Sellers as of the Closing Date in accordance with this Section 2.5.  To determine Sellers’ liability for any real and personal property Taxes for the period ending as of the Closing Date (the “Pre-Closing Property Taxes”), the total amount of such Taxes allocable to Sellers shall be the product of (i) such Tax for the entirety of the Tax period including the Closing Date, multiplied by (ii) a fraction, the numerator of which is the number of days in such Tax period prior to the Closing Date, and the denominator of which is the total number of days in the Tax period, and the balance of such Taxes shall be allocable to Buyer.  For purposes of the Initial Balance Sheet, the Estimated Closing Balance Sheet, and, if necessary, the Closing Balance Sheet, an estimate of the Pre-Closing Property Taxes shall be based on the immediately preceding Tax period assessment.  When the actual amount of real or personal property Taxes estimated under this Section 2.5 is known, Buyer shall promptly advise Sellers of the proportionate share of actual real or personal property Taxes which constitute Pre-Closing Property Taxes and furnish Sellers with reasonably supporting documents evidencing the actual amount of such Taxes.  If the estimate of Pre-Closing Property Taxes made pursuant to this Section 2.5 was less than the actual Pre-Closing Property Taxes and such deficiency is not taken into account in the Adjustment Amount, Sellers shall pay in cash to Buyer such deficiency within thirty (30) days of receipt of such notice and reasonably supporting documents, and if such estimate was more than the actual Pre-Closing Property Taxes and such increase is not taken into account in the Adjustment Amount, Buyer shall, at the time such notice is given (which shall be no later than thirty (30) days from Buyer’s receipt of documentation evidencing the actual amount of real and personal property Taxes for the Tax period including the Closing Date), refund such excess in cash to Sellers.  Any disputes related to the allocation of real and personal property Taxes under this Section 2.5 shall be resolved by the Independent Accountants in accordance with the procedure prescribed for disputes relating to the calculation of Closing Net Asset Value under Section 2.11.

2.6                                 SALES AND TRANSFER TAXES; RECORDING FEES

All sales and use, motor vehicle sales and use, transfer, mortgage, recording, documentary or similar Taxes, if any, payable in connection with the sale, conveyances, assignments, transfers and deliveries to be made to Buyer hereunder shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Sellers.  Buyer and Sellers shall work together in good faith to minimize any such Taxes.  Buyer and Sellers shall each promptly pay any such Taxes directly to the Governmental Body assessing them and shall join in the execution of any necessary Tax Returns.  In the event that either Buyer or any Seller is audited in connection with such Taxes, the party being audited will notify the other parties of such audit and will not object to the other parties’ appearance in the audit.  Buyer agrees to assist with any such audit and provide Sellers with sufficient access to customers in order to obtain either reimbursements for such Taxes or an applicable exemption certificate.

2.7                                 ALLOCATION

Buyer and Sellers shall have agreed upon the allocation of the Purchase Price among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (as well as any similar provision of state, local or foreign law, as appropriate), and a draft of IRS Form 8594 shall be delivered at Closing (the “Allocation Schedule”).  The Allocation Schedule shall be binding upon Buyer and Sellers.  Buyer and Sellers and their Affiliates agree to amend the Allocation Schedule as necessary to reflect the Adjustment Amount, and a final Allocation Schedule (the “Final Allocation Schedule”) shall be prepared by Buyer and Sellers on a basis consistent with the Allocation Schedule within thirty (30) days following the final determination of the Adjustment Amount under Section 2.11.  Buyer and Sellers and their Affiliates shall report, act, and file all Tax Returns (including, but not limited to, IRS Form 8594) in all respects and for all purposes consistent with the Final Allocation Schedule.  Buyer and Sellers shall each timely and properly prepare, execute, file and deliver all such documents, forms, and other information as either Buyer or Sellers may reasonably request in preparing the Allocation Schedule or the Final Allocation Schedule.  Neither Buyer nor Sellers shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Final Allocation Schedule unless required to do so by any applicable Legal Requirement.

2.8                                 CLOSING

Unless this Agreement shall have been terminated pursuant to Section 9.1, the purchase and sale provided for in this Agreement (the “Closing”) shall take place as promptly as practical following the satisfaction or waiver (subject to applicable Legal Requirement) of all conditions (other than those conditions which by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions) set forth in Articles 7 and 8 (and, in any event not more than ten Business Days following the satisfaction or waiver of all such conditions), at the offices of Sellers’ counsel at 1301 McKinney, Suite 5100, Houston, Texas, unless Buyer and Sellers otherwise agree.  The parties will use commercially reasonable efforts to cause the Closing to take place within sixty (60) days of the date hereof.

2.9                                 CLOSING OBLIGATIONS

In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)                                  Sellers shall deliver to Buyer:

(i)                                     a bill of sale, assignment and assumption agreement with respect to the assignment of the Assets to Buyer and the assumption of the Assumed Liabilities by Buyer in the form of Exhibit 2.9(a)(i) (the “Bill of Sale, Assignment and Assumption Agreement”) executed by Sellers;

(ii)                                  for each interest in Owned Property that is part of the Assets, a recordable deed with special warranty of title or such other appropriate document or instrument of transfer, subject to the Permitted Real Estate Encumbrances, as the case may require, each in form and substance reasonably satisfactory to Buyer and its counsel and executed by the applicable Seller;

(iii)                               for each interest in property subject to a Real Property Lease that is part of the Assets, an Assignment and Assumption of Lease in the form of Exhibit 2.9(a)(iii) executed by the applicable Seller;

(iv)                              assignments of all Registered Intellectual Property that is part of the Assets in the form of Exhibit 2.9(a)(iv) executed by the applicable Seller;

(v)                                 such other deeds, bills of sale, assignments, documents (including the estimates of transfer tax obligations of Buyer based on the Allocation Schedule, which shall, subject to the provisions of Section 2.6, be paid by Buyer to Sellers at Closing) and other instruments of transfer and conveyance of the Assets as may reasonably be requested by Buyer, each in form and substance reasonably satisfactory to Buyer, its legal counsel and its title insurer (in the case of the Owned Property) and executed by the applicable Seller;

(vi)                              the Estimated Closing Balance Sheet;

(vii)                           the Transition Services Agreement in form and substance agreed to by the Parties (the “Transition Services Agreement”);

(viii)                        one or more subcontracts in form and substance reasonably satisfactory to Sellers and Buyer covering each of the Seller Contracts that is subject to the provisions of Section 10.7(c), executed by each applicable Seller and, if necessary, one or more of its Affiliates (each, a “Subcontract”);

(ix)                                the certificate required by Section 7.1;

(x)                                   certificates representing the Outstanding Equity Securities, registered in the name of Buyer or duly endorsed for transfer to Buyer any other documents that are necessary to transfer to the Buyer good and valid title to the Outstanding Equity Securities, with any necessary transfer tax stamps affixed or accompanied by evidence that all stock transfer taxes have been paid;

(xi)                                copies of resolutions or equivalent instruments duly adopted by the governing body of each Seller and, if required, the partners or members of such Seller, authorizing and approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, certified as true and in full force and effect as of the Closing Date by the appropriate officers, partners or other representatives of such Seller;

(xii)                             certificates of incumbency or evidence of appropriate power of attorney for the respective directors or officers of each Seller executing the Agreement and other Transaction Agreements;

(xiii)                          the Confirmation of Closing in the form of Exhibit 2.9(a)(xiii) executed by Parent (the “Confirmation of Closing”);

(xiv)                         copies of all Consents which have been obtained by Sellers in connection with the Contemplated Transactions;

(xv)                            a certificate signed by each Seller stating that such Seller is not a “foreign person” as defined in Section 1445 of the Code and that no Purchased Subsidiary is a United States real property holding corporation; and

(xvi)                         written resignations of those directors and officers of the Purchased Subsidiaries listed on Section 2.9(a) of the Seller Disclosure Letter.

(b)                                 Buyer shall deliver to Sellers:

(i)                                     the Closing Payment by wire transfer of immediately available funds to an account specified by Sellers in a writing delivered to Buyer at least three (3) Business Days prior to the Closing Date;

(ii)                                  the Bill of Sale, Assignment and Assumption Agreement executed by Buyer;

(iii)                               the sales tax exemption certificates described in Section 2.6, each in form and substance reasonably satisfactory to Sellers and their legal counsel and executed by Buyer;

(iv)                              the Sublease Agreement in form and substance agreed to by the Parties (the “Sublease Agreement”);

(v)                                 the Transition Services Agreement executed by Buyer;

(vi)                              each Subcontract executed by Buyer;

(vii)                           the certificate required by Section 8.1;

(viii)                        a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Certificate of Incorporation and bylaws of Buyer as in effect on the date thereof and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions; and

(ix)                                the Confirmation of Closing executed by Buyer.

2.10                           ADJUSTMENT AMOUNT AND PAYMENT

The “Adjustment Amount” will be equal to the amount determined by subtracting the Closing Net Asset Value from the Estimated Closing Net Asset Value. If the Estimated Closing Net Asset Value exceeds the Closing Net Asset Value, the Adjustment Amount shall be paid by wire transfer of immediately available funds by Sellers to an account specified by Buyer. If the Closing Net Asset Value exceeds the Estimated Closing Net Asset Value, the Adjustment Amount shall be paid by wire transfer of immediately available funds by Buyer to an account specified by Sellers. Within five (5) business days after the calculation of the Closing Net Asset Value becomes binding and conclusive on the parties pursuant to Section 2.11, Sellers or Buyer, as the case may be, shall make the wire transfer payment provided for in this Section 2.10.  For the purposes of this Section 2.10, the “Estimated Closing Net Asset Value” will equal the amount of the Estimated Closing Net Asset Value that was paid at Closing.

2.11                           ADJUSTMENT PROCEDURE

(a)                                  Buyer shall prepare a Closing Balance Sheet (“Closing Balance Sheet”) of the Business as of the Closing Date applying the Agreed Accounting Principles.  Buyer shall then determine the Net Asset Value as of the Effective Time (the “Closing Net Asset Value”) based upon the Closing Balance Sheet.  Buyer shall deliver the Closing Balance Sheet and its determination of the Closing Net Asset Value to Sellers within forty-five (45) days following the Closing Date.  The Closing Balance Sheet (i) will not account for or reflect in any manner any assets that do not constitute Assets and (ii) will account for and reflect all Assumed Liabilities that are required to be accounted for or reflected on such Closing Balance Sheet applying the Agreed Accounting Principles.  Sellers and their independent auditors and other Representatives shall have the right to review and verify the Closing Balance Sheet and determination of the Closing Net Asset Value when received and Buyer shall provide Sellers with access to all (i) work papers and written procedures used to prepare the Closing Balance Sheet and the determination of Closing Net Asset Value and (ii) books and Records and personnel to the extent necessary to enable Sellers and their independent auditors and other Representatives to conduct a full review of the Closing Balance Sheet and for them to fully evaluate Buyer’s calculation of the Closing Net Asset Value.  By way of clarification and amplification with respect to Buyer’s preparation of the Closing Balance Sheet (and to ensure that it is prepared on the same basis and applying the Agreed Accounting Principles as was done by Sellers in preparing the Initial Balance Sheet), special mention is made of, and Buyer (A) understands and accepts as binding with respect to its preparation of the Closing Balance Sheet the Sellers’ judgments as to valuation and reserve matters pertaining to such accounts in the Initial Balance Sheet, (B) accepts and agrees with Sellers’ application of the Agreed Accounting Principles including the valuations of current assets in respect thereof, and (C) will not contest or otherwise propose any change to the reserves established in connection with any Asset and valuation thereof in the Initial Balance Sheet except to the extent that any further reserves as to such Asset and valuation thereof are clearly required by application of the Agreed Accounting Principles as a result of the passage of time or changes in conditions, facts or circumstances since the date of the Initial Balance Sheet.

(b)                                 For purposes of the Closing Balance Sheet, no earlier than sixty (60) days prior to the Closing Date, Parent shall conduct a physical inventory of the Inventory and shall perform the related physical inventory reconciliation as to the Inventory as of the Closing Date, based on a full physical count (the “Closing Physical Inventory Count”).  Buyer and each party’s independent auditors and other Representatives shall have the right to observe the Closing Physical Inventory Count taken by Parent pursuant to the preceding sentence.  The Closing Physical Inventory Count taken in accordance with this Section 2.11(b) shall be the sole physical inventory count used in the preparation of the Closing Balance Sheet, and neither Buyer nor Sellers (nor the Independent Accountants to the extent hereinafter provided for) shall be required to, and none of them shall, except as provided below in connection with a dispute as to inventory reconciliation, use any physical inventory count other than the Closing Physical Inventory Count for purposes of preparing the Closing Balance Sheet (or in the case of the Independent Accountants for resolving any dispute with respect thereto).  The parties agree that any dispute between the parties arising in the course of the physical inventory count shall be resolved by the parties, acting in good faith, immediately upon the dispute arising, including, to the extent necessary, asking the senior Representatives of each party present to review the dispute and resolve it by reasonable means taken in good faith.  Any dispute between the parties arising in connection with the physical inventory reconciliation contemplated above shall likewise be resolved, to the extent reasonably possible, at the time of the reconciliation activities in the same manner as with respect to resolving a dispute in the physical inventory count as provided above.  Should, however, such efforts not result in a resolution of such dispute as to inventory reconciliation, then, as soon after the failure of such resolution as to inventory reconciliation as is practicable, there shall be undertaken a physical inventory recount as to the inventory affected by the dispute as to which the foregoing procedures for dispute resolution shall be applied.  Either party may, at its sole expense, ask the Independent Accountants to observe any such physical inventory recount following an inventory reconciliation dispute, which Independent Accountants shall thereafter, if they so observe such physical inventory recount, have complete and final authority to resolve finally any dispute arising by reason of the physical recount or the reconciliation following thereafter.

(c)                                  If within thirty (30) days following delivery of the Closing Balance Sheet and the Closing Net Asset Value calculation Sellers have not given Buyer written notice of their objection as to the Closing Net Asset Value calculation (which notice shall state the basis of Sellers’ objection), then the Closing Net Asset Value calculated by Buyer shall be binding and conclusive on the parties and be used in computing the Adjustment Amount.

(d)                                 If Sellers duly give Buyer such notice of objection, and if Sellers and Buyer fail to resolve the issues outstanding with respect to the Closing Balance Sheet and the calculation of the Closing Net Asset Value within thirty (30) days of Buyer’s receipt of Sellers’ objection notice, Sellers and Buyer shall submit the issues remaining in dispute to the Independent Accountants, for resolution applying the Agreed Accounting Principles.  If issues are submitted to the Independent Accountants for resolution, (i) Sellers and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a reasonably detailed notice to be delivered to both Parent and Buyer within forty-five (45) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Net Asset Value; and (iii) Sellers and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.  In connection with the retention of the Independent Accountants, Sellers and Buyer agree that they will enter into a customary engagement agreement therewith, including appropriate provision for joint and several indemnity of such Independent Accountants as to their services and conclusions.

2.12                           PURCHASED SUBSIDIARIES

Notwithstanding any other provision of this Agreement, other than Sections 2.2(g), 2.2(h), 2.2(l), 2.2(m), and 2.4(b)(i), it is understood that Buyer is purchasing the Outstanding Equity Securities, and as such (a) Buyer shall not be required to purchase or assume any of the assets or liabilities of the Purchased Subsidiaries, (b) the assets and liabilities of each Purchased Subsidiary shall remain the assets and obligations of such Purchased Subsidiary, (c) the assets and liabilities of the Purchased Subsidiaries shall not be deemed to be Excluded Assets or Retained Liabilities, respectively and (d) the Purchased Subsidiary Employees on the day immediately prior to the Closing Date shall remain employees of the Purchased Subsidiaries at and immediately after the Effective Time.

[***]

3.                                       Representations and Warranties of Sellers

As of the date hereof, Sellers, jointly and severally, represent and warrant to Buyer as follows:

3.1                                 ORGANIZATION AND GOOD STANDING

Each Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation, as the case may be.  Each Seller has the requisite power and authority to own, operate and lease its properties and assets and to carry on its business in the places and in the manner currently conducted.  Each Seller is duly qualified to do business as a foreign corporation or other entity, as applicable, and, to the extent applicable, is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to do so would not have a material adverse effect on such Seller or the Business.

3.2                                 ENFORCEABILITY; AUTHORITY; NO CONFLICT

(a)                                  Each Seller and each Purchased Subsidiary has all requisite corporate or other power and authority to enter into this Agreement and the documents to be delivered by such Seller at the Closing and to perform its obligations hereunder and thereunder, including the

Contemplated Transactions.  This Agreement has been duly executed and delivered by each Seller and constitutes a legal, valid and binding obligation of each Seller, enforceable against each such Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies. This Agreement and the Contemplated Transactions have been duly authorized by all necessary action by each Seller’s board of directors or other governing body, as applicable.  No further corporate, other governing body or shareholder action is necessary on the part of Sellers to execute and deliver this Agreement or to consummate the Contemplated Transactions.

(b)                                 Except as set forth in Section 3.2(b) of the Seller Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)                                     Conflict with or violate the constituent documents of any Seller or Purchased Subsidiary;

(ii)                                  Conflict with, result in a breach, violation or termination of any provision of, constitute a default under or give rise to any right of termination, cancellation or acceleration, or loss of any right or benefit or both, under any Seller Contract;

(iii)                               Result in an acceleration or increase of any indebtedness or other amounts due with respect to the Business or the Assets;

(iv)                              Result in the imposition or creation of any Encumbrance (other than a Permitted Encumbrance) upon or with respect to any of the Assets or any of the Outstanding Equity Securities; or

(v)                                 To the Knowledge of Sellers, contravene, conflict with or result in a violation or breach of any Governmental Authorization, Legal Requirement or Order applicable to Sellers, the Purchased Subsidiaries, the Business or the Assets or to which Sellers, the Purchased Subsidiaries, the Business or any of the Assets may be subject.

(c)                                  Except as set forth in Section 3.2(c) of the Seller Disclosure Letter, no Seller or Purchased Subsidiary is required to give any notice to or obtain any Consent or Governmental Authorization from any (i) Third Party under any Seller Contract with a current value in excess of $25,000, (ii) any original equipment manufacturer or other vendor of Inventory, (iii) any lessor under a Real Property Lease or (iv) any Governmental Body in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, other than (i) those notices and Consents and Governmental Authorizations that have been obtained and are in full force and effect at the Effective Time, (ii) those notices and Consents required under the Seller Contracts not required to be disclosed in Section 3.17(a) of the Seller Disclosure Letter, and (iii) such notices and consents as may be required under foreign laws.  Notwithstanding anything herein to the contrary, the list of Consents set forth in Section 3.2(c) of the Seller Disclosure Letter that relate to Seller Contracts only relate to those Seller Contracts set forth in Section 3.17(a) of the Seller Disclosure Letter.

3.3                                 FINANCIAL STATEMENTS

Set forth in Section 3.3 of the Seller Disclosure Letter is an unaudited balance sheet of the Business as of September 3, 2005 (the “Initial Balance Sheet”) and a related unaudited statement of income of the Business for the seven month period then ended (collectively, the “Financial Statements”).  The Financial Statements fairly present in all material respects the financial condition and results of operations of the Business as of and for the seven month period ended on the balance sheet date, in accordance with the Agreed Accounting Principles.  The Financial Statements do not account for or reflect in any manner any assets that do not constitute Assets.  The Financial Statements account for and reflect all Assumed Liabilities that are required to be accounted for or reflected on such Financial Statements applying the Agreed Accounting Principles.  The Financial Statements reflect the consistent application of the accounting principles applied in the financial statements of the Business as included in the consolidated financial statements of Parent, except as disclosed in the notes to the Financial Statements and except as set forth in Section 3.3 of the Seller Disclosure Letter.  The Financial Statements have been prepared from and are in accordance with the accounting Records of Sellers and the Purchased Subsidiaries.

3.4                                 BOOKS AND RECORDS

The Business Records of Sellers and the Purchased Subsidiaries, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

3.5                                 CONDITION AND SUFFICIENCY OF ASSETS

(a)                                  Section 3.5(a) of the Seller Disclosure Letter lists all Assets consisting of machinery, equipment, vehicles, furniture or other Tangible Personal Property owned by any Seller or Purchased Subsidiary having an original cost in excess of $10,000 and the location thereof as well as all locations in the United States (other than Texas) where any Assets (including any inventory and inventory on consignment) are located, regardless of their original cost.

(b)                                 Section 3.5(b) of the Seller Disclosure Letter lists all Assets consisting of property and assets (other than the Business Properties) used in the Business that are leased by any Seller or Purchased Subsidiary and that involve payments by such Seller or Purchased Subsidiary in excess of $2,500 per month.

(c)                                  Except as specifically enumerated in Section 3.5(c) of the Seller Disclosure Letter, the Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business immediately after the Closing in substantially the same manner in which it is presently operated by Sellers and the Purchased Subsidiaries.

(d)                                 Except as set forth on Section 3.5(d) of the Sellers Disclosure Letter, all equipment, vehicles, furniture and other Tangible Personal Property comprising part of the Assets or owned or leased by any of the Purchased Subsidiaries, currently used in the operation of the Business and having a net book value as of the Effective Time of $5,000 or more, and all real and Tangible Personal Property leased by any of the Sellers or Purchased Subsidiaries, currently used in the operation of the Business and having a fair market value as of the Effective Time of $5,000 or more, are in good operating condition and repair (subject to normal wear and tear) and when transferred will be adequate for the operation of the Business, and none of such assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs consistent with past practice.

3.6                                 DESCRIPTION OF BUSINESS PROPERTY

(a)                                  Section 3.6 of the Seller Disclosure Letter sets forth a complete list of (i) all real property and interests in real property owned in fee by any Seller or Purchased Subsidiary and that are used in the operation of the Business (individually, an “Owned Property” and collectively, the “Owned Properties”), (ii) all real property and interests in real property leased by any Seller or Purchased Subsidiary and that are used in the operation of the Business (individually, a “Real Property Lease” and the real properties specified in such leases, together with the Owned Properties, being referred to herein individually as a “Business Property” and collectively as the “Business Properties”) as lessee or lessor.  The Business Properties constitute all interests in real property currently used or currently held for use in the operation of the Business.  Sellers have delivered or otherwise made available to Purchaser true, correct and complete copies of (i) all deeds, title policies, title reports and surveys in Sellers’ or the Purchased Subsidiaries’ possession for the Owned Properties and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(b)                                 To Sellers’ Knowledge, the use of the Business Properties for the various purposes for which they are presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to “permitted nonconforming” use or structure classifications.  All improvements are in compliance in all material respects with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled.  No part of any improvement encroaches on any real property not included in the applicable Business Property, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the land, except as would not have a material adverse effect on the Business.  To Sellers’ Knowledge, the land for each Owned Property abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such land and comprising a part of the Owned Property, is supplied with public or quasi-public utilities and other services appropriate for the operation of the Facilities located thereon and is not located within any flood plain or area subject to wetlands regulation or any similar restriction.  To Sellers’ Knowledge, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the Business.

3.7                                 TITLE TO ASSETS; ENCUMBRANCES

(a)                                  The applicable Seller or Purchased Subsidiary owns good title to the Owned Property free and clear of any Encumbrances, other than:

(i)                                     liens for Taxes for the current tax year which are not yet due and payable; and

(ii)                                  those described in Section 3.7(a)(1) of the Seller Disclosure Letter (“Real Estate Encumbrances”).

At Closing, the Business Property described in Section 3.6 of the Seller Disclosure Letter and comprising part of the Assets shall be free and clear of all Encumbrances other than (i) those Real Estate Encumbrances identified in Section 3.7(a)(2) of the Seller Disclosure Letter and (ii) such additional Encumbrances as shall not materially and adversely affect Buyer’s ownership, use and enjoyment of the Business Property in the manner in which such Business Property was used and enjoyed in the conduct of the Business prior to the Closing Date (collectively, “Permitted Real Estate Encumbrances”).

(b)                                 The applicable Seller or Purchased Subsidiary has a valid and subsisting leasehold interest in the real estate in the Real Property Leases described in Section 3.6 of the Seller Disclosure Letter.  No Seller or Purchased Subsidiary is in default of any material covenant to be performed by such Seller or Purchased Subsidiary under the Real Property Leases.  To Sellers’ Knowledge no landlord under real property Leases is in default of any material covenant to be performed by such landlord.  To Seller’s Knowledge no event has occurred which with passage of time and notice would constitute a default under a Real Property Lease.

(c)                                  Sellers or Purchased Subsidiaries own good and transferable title to all of the Tangible Personal Property free and clear of any Encumbrances other than those described in Section 3.7(c)(1) of the Seller Disclosure Letter (“Non-Real Estate Encumbrances”).  At Closing, all such Tangible Personal Property shall be free and clear of all Encumbrances other than (i) those Non-Real Estate Encumbrances identified in Section 3.7(c)(2) of the Seller Disclosure Letter, (ii) Encumbrances or other rights of Governmental Bodies or other Persons in respect of property or assets delivered by any Seller or Purchased Subsidiary for repair, maintenance or other improvements and (iii) rights of Third Parties to use and possess all machinery and equipment held for rental to Third Parties pursuant to leases or rental agreements relating thereto (“Permitted Non-Real Estate Encumbrances” and, together with the Permitted Real Estate Encumbrances, “Permitted Encumbrances”).

3.8                                 ACCOUNTS RECEIVABLE

All Accounts Receivable that are reflected on the Initial Balance Sheet or that will be reflected on the Closing Balance Sheet represent or will represent valid obligations arising from sales actually made or services actually performed by Sellers or the Purchased Subsidiaries in the ordinary course of the Business consistent with past practices, and Section 3.8 of the Seller Disclosure Letter contains a complete and accurate list thereof as of September 3, 2005, which list sets forth the aging of each such Account Receivable.  To Sellers’ Knowledge, there is no contest, claim, defense or right of setoff, other than those in the ordinary course of the Business consistent with past practices, under any Seller Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.  All Accounts Receivable relate solely to the sale of goods or services to customers of Sellers and Purchased Subsidiaries, none of which are Related Persons of any Seller or any Purchased Subsidiary.

3.9                                 INVENTORIES

Except as set forth on Section 3.9 of the Seller Disclosure Letter, all items included in the Inventories consist of a quality and quantity consistent in all material respects with past practices and reasonable future expectations, except for obsolete items, slow moving items and items of below standard quality, all of which have been written off or written down to net realizable value in the Initial Balance Sheet in accordance with the Agreed Accounting Principles.  Inventories on hand that were purchased after the date of the Initial Balance Sheet were purchased in the ordinary course of the Business consistent with past practices or reasonable future expectations at a cost generally not exceeding market prices prevailing at the time of purchase.

3.10                           INTENTIONALLY DELETED

3.11                           TAXES

(a)                                  Except as set forth in Section 3.11(a) of the Seller Disclosure Letter, each of the Sellers and the Purchased Subsidiaries has filed or will file when due all Tax Returns required to be filed with respect to the Business or the Assets.  All such Tax Returns were, or will be, correct and complete in all material respects.  All Taxes owed by each of the Purchased Subsidiaries and each of the Sellers (whether or not shown on any Tax Return) with respect to the Business and the Assets have been, or will be when due, fully paid.  There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.  No deficiency or adjustment in respect of any Tax that might result in an Encumbrance on any of the Assets remains unpaid and no Proceeding is pending or, to any of the Sellers’ Knowledge, threatened with respect to any Taxes whose assessment might result in an Encumbrance on any of the Assets.

(b)                                 There is no Tax sharing agreement, Tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by any Seller or Purchased Subsidiary as a result of the sale of the Business.

3.12                           LABOR MATTERS; COMPLIANCE

(a)                                  Except as set forth in Section 3.12(a) of the Seller Disclosure Letter,

(i)                                     no Seller or Purchased Subsidiary is a party to or bound by any collective bargaining agreement with regard to the Affected Employees or the Purchased Subsidiary Employees;

(ii)                                  each Seller and Purchased Subsidiary and its Related Persons are in substantial compliance with all Legal Requirements applicable to the Affected Employees or the Purchased Subsidiary Employees with regard to employment and employment practices, terms and conditions of employment, wages, and occupational safety and health laws; and are not engaged in any unfair labor or unfair employment practices;

(iii)                               there is no unfair labor practice charge or complaint against any Seller or Purchased Subsidiary or any of its Related Persons involving or related to Affected Employees or Purchased Subsidiary Employees pending (with service of process having been made, or written notice of investigation or inquiry having been served, on such Seller or Purchased Subsidiary or any of its Related Persons), or to Sellers’ Knowledge, threatened before the National Labor Relations Board or any analogous state or local agency or any court and no charge, complaint or grievance is pending or, to Sellers’ Knowledge, threatened to be filed;

(iv)                              for the past five years, no Seller or Purchased Subsidiary has experienced any labor strike or other material labor dispute, slowdown, stoppage or lock-out with regard to the Business;

(v)                                 there is no labor strike or other material labor dispute, slowdown, stoppage or lock-out pending, or to Sellers’ Knowledge, threatened against any Seller or Purchased Subsidiary involving the Affected Employees or the Purchased Subsidiary Employees; and

(vi)                              no union certification or decertification petition has been filed (with service of process having been made on any Seller or Purchased Subsidiary or any of its Related Persons), or to Sellers’ Knowledge, threatened, that relates to Affected Employees or the Purchased Subsidiary Employees and no union authorization campaign has been conducted, in each case, within the past 18 months.

(b)                                 Sellers have delivered to Buyer a list of all Affected Employees and Purchased Subsidiary Employees, the rate of all compensation payable to each such employee in any and all capacities, including any compensation that will be payable to each such employee in any and all capacities other than the then current accrual of regular payroll compensation, except in each case for any Transaction Bonuses.  Except as set forth in Section 3.12(b) of the Seller Disclosure Letter, any of the Affected Employees or the Purchased Subsidiary Employees can be dismissed immediately for any reason or no reason without notice and without further liability, subject to applicable laws, rules and regulations relating to employment discrimination.  Except as set forth in Section 3.12(b) of the Seller Disclosure Letter, to Sellers’ Knowledge, none of the Affected Employees or the Purchased Subsidiary Employees intend to terminate their employment relationship with the Business.

3.13                           EMPLOYEE BENEFITS

(a)                                  Section 3.13(a) of the Seller Disclosure Letter contains a list of all Seller Benefit Plans.  Sellers have made available for review by Buyer copies of all Seller Benefit Plans (including all related trusts, funding arrangements, most recent valuation reports and most recent annual reports).

(b)                                 No “pension plan” as defined in section 3(2) of ERISA that is maintained or contributed to by any Seller, Purchased Subsidiary or any ERISA Affiliate or with respect to which any Seller, Purchased Subsidiary or an ERISA Affiliate may have any liability (i) has an accumulated funding deficiency as defined in section 302 of ERISA and section 412 of the Code, whether or not waived; (ii) no waiver of minimum funding standards has been requested or granted by the IRS; and (iii) no Encumbrance in favor of any Seller Benefit Plan, the IRS or the Pension Benefit Guaranty Corporation exists or has been threatened.  Except as set forth in

Section 3.13(b) of the Seller Disclosure Letter, none of the Sellers, Purchased Subsidiaries or the ERISA Affiliates contributes to, has any obligation to contribute to, or has any liability under or with respect to any “multiemployer plan,” as defined in Section 3(37) of ERISA.  No material “reportable event,” within the meaning of Section 4043 of ERISA, for which the thirty-day reporting requirement has not been waived, and no event described in Sections 4062 or 4063 of ERISA, has occurred in connection with any Seller Benefit Plan of the Sellers, Purchased Subsidiaries or the ERISA Affiliates.  None of the Sellers, Purchased Subsidiaries or the ERISA Affiliates have (1) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (2) except as set forth in Section 3.13(b) of the Seller Disclosure Letter, incurred any liability or potential liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA.

(c)                                  No Seller, Purchased Subsidiary or any ERISA Affiliate has incurred any withdrawal liability under Section 4201 of ERISA that could result in any liability to Buyer or Encumbrance on any of the Assets.  The requirements of COBRA have been met with respect to each such Seller Benefit Plan which is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, subject to COBRA.

(d)                                 Except as set forth on Section 3.13(d) of the Sellers Disclosure Letter, none of the Seller Benefit Plans is or has been sponsored, maintained, approved by or contributed to solely by a Purchased Subsidiary.

3.14                           COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a)                                  Except as set forth in Section 3.14(a) of the Seller Disclosure Letter:

(i)                                     Sellers and the Purchased Subsidiaries have complied with all Legal Requirements applicable to the conduct and operation of the Business and the ownership or use of any of the Assets;

(ii)                                  With regard to the Business and the Assets, to Sellers’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would be reasonably expected to constitute or result in a violation by any Seller or Purchased Subsidiary of, or a failure on the part of any Seller or Purchased Subsidiary to comply with, any Legal Requirement relating to the Business or the Assets; and

(iii)                               No Seller or Purchased Subsidiary has received, at any time since January 31, 2003, any notice from any Governmental Body regarding any actual, alleged or potential violation of, or failure to comply with, any Legal Requirement with respect to the Business or any of the Assets.

(b)                                 Section 3.14(b) of the Seller Disclosure Letter contains a list of each material Governmental Authorization that is held by any Seller or Purchased Subsidiary relating to or used in the operation of the Business or the Assets.  Each Governmental Authorization listed in Section 3.14(b) of the Seller Disclosure Letter is in full force and effect. Except as set forth in Section 3.14(b) of the Seller Disclosure Letter:

(i)                                     Each Seller and Purchased Subsidiary is in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified in Section 3.14(b) of the Seller Disclosure Letter;

(ii)                                  To Sellers’ Knowledge, no event has occurred or circumstance exists that will (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Section 3.14(b) of the Seller Disclosure Letter or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Section 3.14(b) of the Seller Disclosure Letter;

(iii)                               No Seller or Purchased Subsidiary has received, at any time since January 31, 2003, any notice from any Governmental Body regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

(iv)                              all applications required to have been filed for the renewal of the Governmental Authorizations listed in Section 3.14(b) of the Seller Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

(c)                                  The Governmental Authorizations listed in Section 3.14(b) of the Seller Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit each Seller and Purchased Subsidiary to lawfully conduct and operate the Business in the manner in which it currently conducts and operates such Business and to permit each Seller and Purchased Subsidiary to own and use the Assets in the manner in which it currently owns and uses such Assets.

3.15                           LEGAL PROCEEDINGS; ORDERS

(a)                                  Except as set forth in Section 3.15(a) of the Seller Disclosure Letter, there is no pending or, to Sellers’ Knowledge, threatened Proceeding:

(i)                                     by or against any Seller or Purchased Subsidiary that relates to or would reasonably be expected to affect the Business or the Assets in a materially adverse manner; or

(ii)                                  that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

Except as set forth in Section 3.15(a) of the Seller Disclosure Letter, to Sellers’ Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

(b)                                 Except as set forth in Section 3.15(b) of the Seller Disclosure Letter, since January 31, 2003:

(i)                                     there has been no Order to which any Purchased Subsidiary, the Business or any of the Assets is subject; and

(ii)                                  to Sellers’ Knowledge, no Affected Employee or Purchased Subsidiary Employee is subject to any Order that prohibits such Affected Employee or Purchased Subsidiary Employee from engaging in or continuing any conduct, activity or practice relating to the Business.

(c)                                  Except as set forth in Section 3.15(c) of the Seller Disclosure Letter:

(i)                                     each Seller and Purchased Subsidiary is in compliance with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject;

(ii)                                  no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Seller (with respect to the Business), Purchased Subsidiary or any of the Assets is subject; and

(iii)                               no Seller or Purchased Subsidiary has received, at any time since January 31, 2003, any notice from any Governmental Body regarding any actual, alleged or potential violation of, or failure to comply with, any term or requirement of any Order to which such Seller (with respect to the Business), such Purchased Subsidiary or any of the Assets is or has been subject.

3.16                           ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Section 3.16 of the Seller Disclosure Letter or as otherwise permitted by this Agreement, since January 31, 2005, each Seller and Purchased Subsidiary has conducted the Business only in the ordinary course of the Business consistent with past practices or reasonable future expectations and there has not been any:

(a)                                  payment (except in the ordinary course of the Business consistent with past practices) or increase by any Seller or Purchased Subsidiary of any bonuses, salaries or other compensation to any employee of the Business or entry into any employment, severance or similar Seller Contract with any employee of the Business;

(b)                                 damage, destruction, theft or loss affecting the Assets, except in the ordinary course of business and except to the extent that any Asset damaged, destroyed, stolen or lost has been replaced or repaired;

(c)                                  entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Seller Contract to which any Seller is a party used in the operation of the Business or Assets other than in the ordinary course of business, or (ii) any Seller Contract described in Section 3.17(a) other than in the ordinary course of business;

(d)                                 sale, lease or other disposition of any Asset or property of any Seller or Purchased Subsidiary (including the Business Intellectual Property Assets) or the creation of any Encumbrance (other than a Permitted Encumbrance) on any Asset in excess of $50,000 in the aggregate, in each case other than in the ordinary course of business;

(e)                                  cancellation or waiver of any claims or rights relating to the Business or the Assets having an aggregate value in excess of $100,000;

(f)                                    notification by any significant customer or supplier of the Business whose business with the Business in the last twelve (12) months exceeds $100,000 of an intention to discontinue or materially change the terms of its overall relationship with the Business;

(g)                                 material change in the accounting methods used by any Seller or Purchased Subsidiary, which relates to the Business or the Assets; or

(h)                                 Contract entered into by any Seller or Purchased Subsidiary to do any of the foregoing.

3.17                           CONTRACTS; NO DEFAULTS

(a)                                  No Seller Contract that is in effect as of the date of this Agreement and is described in clauses (i)-(xiv) of the following sentence contains obligations that, if performed by Sellers, would result in a material adverse effect on the Business or (ii), insofar as can be reasonably foreseen by Sellers, deny Buyer in any material respect the expected benefits of the Contemplated Transactions.   As of the Closing Date and except as set forth in Section 2.2(e) of the Seller Disclosure Letter, Section 3.17(a) of the Seller Disclosure Letter will contain an accurate and complete list, and Sellers will have made available to Buyer accurate and complete copies, of:

(i)                                     each Seller Contract that involves performance of services or delivery of goods or materials by any Seller or Purchased Subsidiary of an amount of value in excess of $100,000;

(ii)                                  each Seller Contract that involves performance of services or delivery of goods or materials to any Seller or Purchased Subsidiary of an amount of value in excess of $100,000;

(iii)                               each Seller Contract that was not entered into in the ordinary course of the Business consistent with past practices and that (A) involves an amount of value or expenditures or receipts of any Seller or Purchased Subsidiary in excess of $100,000, or (B) has a remaining term of more than one (1) year, and is not subject to termination without penalty;

(iv)                              each Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $75,000 and with a term of less than one year);

(v)                                 each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi)                              each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by any Seller or Purchased Subsidiary with any other Person;

(vii)                           each Seller Contract containing covenants that restrict any Seller’s or Purchased Subsidiary’s business activity or limit the freedom of such Seller or Purchased Subsidiary to engage in any line of business or to compete with any Person;

(viii)                        each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix)                                each power of attorney of any Seller or Purchased Subsidiary relating to the Business or the Assets that is currently effective and outstanding;

(x)                                   each Seller Contract for capital expenditures in excess of $100,000;

(xi)                                each Seller Contract not denominated in U.S. dollars;

(xii)                             each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by any Seller or Purchased Subsidiary with respect to the Business other than in the ordinary course of the Business consistent with past practices;

(xiii)                          each Bid that involves the performance of services or delivery of goods or materials by any Seller of an amount of value in excess of $100,000; and

(xiv)                         each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

(b)                                 Except as set forth in Section 3.17(b) of the Seller Disclosure Letter:

(i)                                     each Seller Contract or Bid identified or required to be identified in Section 3.17(a) of the Seller Disclosure Letter or which is to be assumed by Buyer under this Agreement is in full force and effect and is valid, binding and enforceable in accordance with its terms; and

(ii)                                  each Seller Contract or Bid identified or required to be identified in Section 3.17(a) of the Seller Disclosure Letter or which is being assumed by Buyer under this Agreement is assignable or transferable to Buyer without the Consent of any other Person except as disclosed in or pursuant to Section 3.2(c).

(c)                                  Except as set forth in Section 3.17(c) of the Seller Disclosure Letter:

(i)                                     each Seller and Purchased Subsidiary is in compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer or to which any Purchased Subsidiary is a party (the “Assumed Seller Contracts”);

(ii)                                  no Seller or Purchased Subsidiary has released any of its rights under an Assumed Seller Contract;

(iii)                               to Sellers’ Knowledge, each other Person that has or had any obligation or liability under any Assumed Seller Contract is in compliance with all applicable terms and requirements of such Assumed Seller Contract;

(iv)                              to Sellers’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to contravene, conflict with or result in a breach of, or give any Seller, Purchased Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Assumed Seller Contract; and

(v)                                 to Sellers’ Knowledge, no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance (other than a Permitted Encumbrance) affecting any of the Assets.

(d)                                 Section 3.17(d) of the Seller Disclosure Letter will, as promptly as possible, but no later than ten (10) days after the date hereof, set forth a list of all warranty claims of customers of the Business asserted in writing (including by facsimile or electronic mail) against any Seller or Purchased Subsidiary in respect of which the necessary repairs or replacement have not been completed.

(e)                                  Each of the Seller Contracts or Bids have been entered into or issued in the ordinary course of business consistent with past practice.

3.18                           INSURANCE

(a)                                  Section 3.18(a) of the Seller Disclosure Letter sets forth a list of all policies of fire, casualty, liability, burglary, fidelity, workers’ compensation and other forms of insurance held by each Seller and Purchased Subsidiary that are material to the Business and material details regarding each, including limits of liability, deductibles and self insurance retentions.

(b)                                 All premiums due and payable for the insurance listed in Section 3.18(a) of the Seller Disclosure Letter have been duly paid, and such policies or extensions or renewals thereof in such amounts will be outstanding and duly in full force without interruption until the Closing Date.

(c)                                  Section 3.18(c) of the Seller Disclosure Letter describes, with respect to the Business or Assets as of the date of this Agreement, by year, for the current policy year and each of the two (2) preceding policy years (i) any self-insurance arrangement by or affecting any Seller or Purchased Subsidiary, including any reserves established thereunder, and (ii) all obligations of any Seller or Purchased Subsidiary to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(d)                                 Section 3.18(d) of the Seller Disclosure Letter sets forth as of the date of this Agreement, by year, for the current policy year and each of the two (2) preceding policy years with respect to the Business or Assets:

(i)                                     a summary of the loss experience under each policy of insurance;

(ii)                                  a statement describing each claim under a policy of insurance for an amount in excess of $100,000, which sets forth:

(A)                              the name of the claimant;

(B)                                a description of the policy by insurer, type of insurance and period of coverage; and

(C)                                the amount and a brief description of the claim; and

(iii)                               a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

3.19                           ENVIRONMENTAL MATTERS

(a)                                  Except as set forth in Section 3.19 of the Seller Disclosure Letter or except as would not have an Environmental Material Adverse Effect, each Seller and Purchased Subsidiary is in compliance in all respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of all Environmental Laws applicable to the Business.

(b)                                 Except as set forth in Section 3.19 of the Seller Disclosure Letter or except as would not have an Environmental Material Adverse Effect, there are no Environmental Liabilities pending or, to Sellers’ Knowledge, threatened by any Person or before any court or any other Governmental Body directed against any Seller or Purchased Subsidiary or the Business that pertain or relate to (i) any obligations of any Seller or Purchased Subsidiary under any applicable Environmental Law, (ii) violations by any Seller or Purchased Subsidiary of any Environmental Law, (iii) personal injury, property, or natural resources damages claims relating to a Release of Hazardous Materials, or (iv) response, removal, or remedial costs under CERCLA, RCRA or any similar state laws.

(c)                                  Except as set forth in Section 3.19 of the Seller Disclosure Letter or except as would not have an Environmental Material Adverse Effect, all environmental permits required under applicable Environmental Laws that are necessary for the lawful operation of the Business by any Seller or Purchased Subsidiary have been obtained and are in full force and effect and there is no basis for revocation or suspension of any such environmental permits.

(d)                                 Except as set forth in Section 3.19 of the Seller Disclosure Letter or except as would not have an Environmental Material Adverse Effect, no portion of any Business Property is listed on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System list under CERCLA, or any similar ranking or listing under any state law.

(e)                                  Except as set forth in Section 3.19 of the Seller Disclosure Letter or except as would not have an Environmental Material Adverse Effect, no Seller or Purchased Subsidiary has disposed or Released any Hazardous Materials on, at, or under any Business Property other than in compliance with applicable Environmental Laws, and to Sellers’ Knowledge there are no Environmental Conditions on, at, or underlying any Facility other than such Environmental Conditions that do not require Remedial Action.

(f)                                    Except as set forth in Section 3.19 of the Seller Disclosure Letter, there are no written notices of violation, non-compliance, or similar notifications relating to Environmental Liabilities currently pending or, to Sellers’ Knowledge, threatened, relating or pertaining to the Business or any Facility that would reasonably be expected to have an Environmental Material Adverse Effect.

3.20                           INTELLECTUAL PROPERTY

(a)                                  All Intellectual Property, including the Intellectual Property Licenses, that relates exclusively to the Business (the “Business Intellectual Property”) and that constitutes Registered Intellectual Property is set forth in Section 3.20(a)(i) of the Seller Disclosure Letter (the “Owned Intellectual Property”).  Except as set forth in Section 3.20(a)(ii) of the Seller Disclosure Letter, Sellers or Purchased Subsidiaries own, free and clear from all Encumbrances (other than immaterial Encumbrances) or otherwise possesses legally enforceable rights to all of the Business Intellectual Property.

(b)                                 Section 3.20(b)(i) of the Seller Disclosure Letter sets forth, with respect to the Business, a complete list of all licenses (i) pursuant to which the use by any Person of Intellectual Property is permitted by any Seller or Purchased Subsidiary, or (ii) pursuant to which the use by any Seller or Purchased Subsidiary of the Intellectual Property of a Third Party is permitted by any Person (other than commercial software) (collectively, the “Intellectual Property Licenses”).  The Intellectual Property Licenses are in full force and effect.

(c)                                  Except as set forth in Section 3.20(a)(ii) of the Seller Disclosure Letter, there are no claims of infringement, misappropriation or other violation of the Intellectual Property rights of a Third Party that are pending or, to Seller’ Knowledge, will occur as a result of the continued operation of the Business as presently conducted.

(d)                                 To Sellers’ Knowledge, no Business Intellectual Property is being infringed or misappropriated by a Third Party.  There is no material claim or demand of any Third Party, or any Proceeding which is pending (with service of process having been served on any Seller or Purchased Subsidiary) or, to Sellers’ Knowledge, any basis for or threat of any material claim or demand that (i) challenges the ownership rights in respect of any Owned Intellectual Property, (ii)

challenges the validity, enforceability or inventorship of the Business Intellectual Property or (iii) claims that any default exists under any Intellectual Property License.

(e)                                  To Sellers’ Knowledge, all of the Owned Intellectual Property (i) is enforceable and valid; (ii) has not been cancelled, expired or abandoned; and (iii) has been duly prepared, filed, prosecuted, registered and, as applicable, maintained, including without limitation with respect to all duties of candor owed to the United States Patent and Trademark Office and any foreign patent office.  To Sellers’ Knowledge, none of the Business Intellectual Property that constitutes Registered Intellectual Property is the subject of any reissue, reexamination, interference, opposition, cancellation, or similar proceeding.

(f)                                    The Assets include all of the Intellectual Property used in the Business other than any Intellectual Property which is used only incidentally in the Business and other than any Intellectual Property included in the Excluded Assets.

3.21                           RELATED PARTY TRANSACTIONS

Except as set forth in Section 3.21 of the Seller Disclosure Letter, none of the Sellers, Purchased Subsidiaries or any of their respective Related Persons, nor, to Sellers’ Knowledge, any current director, officer or employee of any Seller, any Purchased Subsidiary or any of their Related Persons, (a) has any direct or indirect interest (other than owning two percent (2%) or less of the equity interests of a publicly traded entity without any control of management) (i) in, or is a director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Business, or (ii) in any material property, asset or right which is owned or used by any Seller or Purchased Subsidiary in the conduct of the Business, or (b) is a party to any agreement or transaction with any Seller or Purchased Subsidiary relating to the Business.

3.22                           BROKERS OR FINDERS

Except for Merrill Lynch & Co., no Seller or Purchased Subsidiary has used any broker or finder in connection with the transactions described in this Agreement, and neither Buyer nor any of its Related Persons shall have any liability or otherwise suffer or incur any loss or expense as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by any Seller or Purchased Subsidiary or any of their Related Persons in connection with the Contemplated Transactions.

3.23                           LETTERS OF CREDIT

Section 3.23 of the Seller Disclosure Letter contains all guaranties, letters of credit or other similar performance assurances of the Business that benefit the customers or suppliers of the Business.

3.24                           PURCHASED SUBSIDIARIES

(a)                                  Each of the Purchased Subsidiaries is duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization or incorporation, as the case may be.  Each of the Purchased Subsidiaries has the requisite power and authority to own, operate and lease its properties and assets and to carry on its business in the places and in the manner currently conducted.  Each of the Purchased Subsidiaries is qualified to do business as a foreign corporation or other entity, as applicable, and, to the extent applicable, is in good standing of the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to do so would not have a material adverse effect on such Purchased Subsidiary or the Business.

(b)                                 Section 3.24(b) of the Seller Disclosure Letter sets forth all the authorized and outstanding Outstanding Equity Securities.  All of such outstanding securities are owned by the Sellers or another Purchased Subsidiary as set forth on Section 3.24(b) of the Seller Disclosure Letter and no rights to purchase any equity securities of any Purchased Subsidiary exist except as disclosed in Section 3.24(b) of the Seller Disclosure Letter.  None of the Purchased Subsidiaries has any obligation or commitment, contingent or otherwise, to issue any equity securities.  All of the Outstanding Equity Securities are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with all applicable laws.  There are no agreements, commitments or contracts relating to the sale, transfer or voting of any Outstanding Equity Securities).  Except as disclosed in Section 3.24 of the Seller Disclosure Letter, all of the Outstanding Equity Securities may be freely transferred by Sellers to Buyer pursuant to this Agreement without restriction.

(c)                                  The Sellers have good and marketable title to the Outstanding Equity Securities of the Purchased Subsidiaries organized in the United States, free and clear of all Encumbrances.  To Sellers’ Knowledge, the Sellers have good and marketable title to the Outstanding Equity Securities of the Purchased Subsidiaries organized outside the United States, free and clear of all Encumbrances.  Upon the consummation of the Contemplated Transactions, the Buyer will acquire good and valid title to the Outstanding Equity Securities, free and clear of all Encumbrances.

(d)                                 No Purchased Company has any Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) arising out of transactions or events entered into prior to the date of this Agreement, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the date of this Agreement, except Liabilities reflected in the Financial Statements or as otherwise set forth on Section 3.24(d) of the Seller Disclosure Letter.

(e)                                  Section 3.24(e) of the Seller Disclosure Letter sets forth a true and complete list of the name and address of each bank with which each Purchased Subsidiary has an account or safe deposit box and the name of each Person authorized to draw thereon or have access thereto and the name of each Person holding a power of attorney on behalf of such Purchased Subsidiary.

4.                                       Representations and Warranties of Buyer and Buyer Entity

Buyer (with respect to himself) and Buyer Entity (with respect to itself) represent and warrant to Sellers as follows:

4.1                                 ORGANIZATION AND GOOD STANDING

As of the Closing Date, Buyer Entity is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own, operate and lease its properties and assets and to carry on its business in the places and in the manner currently conducted.

4.2                                 ENFORCEABILITY; AUTHORITY; NO CONFLICT

(a)                                  As of the date hereof, Buyer has all requisite power and authority to enter into this Agreement and the documents, to the extent required by this Agreement, to be delivered by Buyer at the Closing and to perform his obligations hereunder and thereunder, including the Contemplated Transactions.  This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies. No further action is necessary on the part of Buyer to execute and deliver this Agreement or to consummate the Contemplated Transactions.

(b)                                 As of the Closing Date, Buyer Entity has all requisite power and authority to assume Buyer’s obligations under this Agreement and to enter into the documents to be delivered by it at the Closing and to perform its obligations hereunder and thereunder, including the Contemplated Transactions.  This Agreement has been duly executed and delivered by Buyer Entity and constitutes a legal, valid and binding obligation of Buyer Entity, enforceable against Buyer Entity in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies. As of the Closing Date, this Agreement and the Contemplated Transactions have been duly authorized by all necessary action by Buyer Entity’s board of directors or comparable governing body.  No further corporate, shareholder or similar action is necessary on the part of Buyer Entity to execute and deliver this Agreement or to consummate the Contemplated Transactions.

(c)                                  Except as set forth in Section 4.2(c) of the Buyer Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)                                     Conflict with or violate the constituent documents of Buyer Entity as of the Closing Date;

(ii)                                  Conflict with, constitute a breach, violation or termination of any provision of, or give rise to any right of termination, cancellation or acceleration, or loss of any right or benefit or both, under any material Contract to which Buyer, Buyer Entity or any of their respective Affiliates is a party or to which any of them is bound; or

(iii)                               To Buyer’s Knowledge, contravene, conflict with or result in a violation or breach of any Governmental Authorization, Legal Requirement or Order

applicable to Buyer or, as of the Closing Date, Buyer Entity or to which Buyer or, as of the Closing Date, Buyer Entity may be subject.

(d)                                 Except as set forth in Section 4.2(d) of the Buyer Disclosure Letter, neither Buyer nor Buyer Entity is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

(e)                                  As of the Closing Date, Buyer Entity has assumed all of the obligations of Buyer under this Agreement, subject to the terms of Section 13.8.  Buyer Entity is controlled directly or indirectly by Buyer.

4.3                                 CERTAIN PROCEEDINGS

There is no pending or, to Buyer’s Knowledge, threatened Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.  To Buyer’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

4.4                                 INVESTIGATION

Buyer and, as of the Closing Date, Buyer Entity have conducted their own independent review and analysis of the Business, operations, assets (including inventories), liabilities, results of operations, financial condition, software, technology, Business Intellectual Property and prospects of the Business and acknowledges that it has been provided access to the personnel, properties, premises and records of the Business for such purpose.  In connection with Buyer’s and Buyer Entity’s respective investigation of the Business, Buyer and Buyer Entity have received certain projections, forecasts, plans and other forward-looking information with respect to the Business and acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts and plans, that Buyer and Buyer Entity are familiar with such uncertainties and that Buyer and Buyer Entity are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections, forecasts, plans and other forward-looking information so furnished to it (including the reasonableness of the assumptions underlying such projections, forecasts, plans and other forward-looking information).  In entering into or, in the case of Buyer Entity, assuming Buyer’s obligations under, this Agreement, each of Buyer and, as of the Closing Date, Buyer Entity acknowledges that each such Person has received offering and other marketing materials, but that each such Person is a sophisticated and experienced buyer in transactions similar to the Contemplated Transactions and has relied solely upon its own investigation and analysis and the specific representations and warranties of Sellers set forth in this Agreement.

4.5                                 BROKERS OR FINDERS

Neither Buyer nor, as of the Closing Date, Buyer Entity has used any broker or finder in connection with the transactions described in this Agreement, and neither Seller nor any of its Related Persons shall have any liability or otherwise suffer or incur any loss or expense as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by Buyer, Buyer Entity or any of their respective Related Persons in connection with the Contemplated Transactions.

5.                                       Covenants of Buyer and Sellers Prior to Closing

5.1                                 REQUIRED APPROVALS

(a)                                  Subject to the terms and conditions of this Agreement, the parties hereto agree to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Legal Requirements to consummate and make effective the Contemplated Transactions, including cooperating fully with the other parties, including by provision of information and making of all necessary filings in connection with, among other things, the HSR Act.  The parties hereto shall cooperate to cause to be filed as promptly as practicable, but no later than ten calendar days, following the execution of this Agreement, with the Federal Trade Commission and the Department of Justice the notification and report form required under the HSR Act for the Contemplated Transactions and to seek early termination of the waiting period thereunder, and shall use reasonable efforts to provide any supplemental information that may be reasonably requested in connection with those filings (it being understood that the filing fee shall be borne by Buyer).

(b)                                 Buyer and Sellers shall make as promptly as practicable following the date of this Agreement the other notifications required in connection with this Agreement and the Contemplated Transactions, and shall use commercially reasonable efforts to obtain the Consents of all Third Parties required in connection with the consummation of the Contemplated Transactions.  Subject to Legal Requirements, Buyer and Sellers shall coordinate and cooperate in exchanging information and assistance in connection with obtaining Consents of Third Parties and making all filings or notifications necessary to transfer any Governmental Authorizations to Buyer, or in connection with any applications for new Governmental Authorizations relating to or used in the operation of the Business.

5.2                                 NOTIFICATION

Between the date of this Agreement and the Closing, Buyer shall give prompt notice to Sellers, and Sellers shall give prompt notice to Buyer, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause (x) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement of such party contained in this Agreement not to be complied with or satisfied; or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

5.3                                 COMMERCIALLY REASONABLE EFFORTS

Buyer and Sellers shall use their commercially reasonable efforts to cause the conditions in Articles 7 and 8 to be satisfied.

5.4                                 BULK SALES LAWS

Buyer and Sellers hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.

5.5                                 LETTERS OF CREDIT

From and after the Closing, to the extent that any guaranty, letter of credit or other performance assurance set forth in Section 3.23 of the Seller Disclosure Letter is drawn upon or otherwise results in any Liability to Sellers, Buyer shall promptly reimburse Sellers following the receipt of an invoice therefor; provided, that Buyer shall make such reimbursement no later than ten (10) Business Days following receipt of such invoice.  All amounts due under this Section 5.5 that are not paid on or before the due date shall bear interest at the rate of ten percent (10%) per annum.  Buyer shall not have any right to setoff any amounts due and payable to Sellers under this Section 5.5 against any other payments to be made pursuant to this Agreement or otherwise.  Nothing in this Section 5.5 shall be deemed to affect Buyer’s rights under Article 11.

5.6                                 UPDATING

Sellers may from time to time notify Buyer of any changes or additions to the Seller Disclosure Letter and Buyer may from time to time notify Sellers of any changes or additions to the Buyer Disclosure Letter by the delivery of amendments or supplements thereto, if any, as of a reasonably current date prior to the Closing, but each party shall in any event at least once not earlier than ten (10) Business Days or later than three (3) Business Days prior thereto so notify the other party; provided, however, that such delivery shall not affect any rights of Buyer under this Agreement, unless the updated disclosure would cause Buyer to have the right of termination under Section 9.1(b) and Buyer does not exercise such right of termination under Section 9.1(b) and the Closing occurs, in which case any such supplement or supplements shall be deemed to become a part of the Seller Disclosure Letter as of the date of this Agreement.

6.                                       Covenants of Sellers Prior to Closing

6.1                                 ACCESS AND INVESTIGATION

(a)                                  Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, each Seller shall (i) afford Buyer and its Representatives (collectively, “Buyer Group”) reasonable access, during regular business hours, to Sellers’ and the Purchased Subsidiaries’ personnel, properties, Seller Contracts, Governmental Authorizations, books and Records and other documents and data related to the Business and Assets, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Sellers; (ii) furnish Buyer Group with copies of all such Seller Contracts, Governmental Authorizations, books and Records and other existing documents and data related to the Business and Assets as Buyer may reasonably request; (iii) furnish Buyer Group with such additional financial, operating and other relevant data and information regarding the Business and Assets as Buyer may reasonably request; and (iv) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to the Business and Assets. In addition, subject to Section 6.1(b), Buyer shall have the right to have any Facility and Tangible Personal Property inspected by Buyer Group, at

Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of any Facility and Tangible Personal Property.

(b)                                 Sellers have retained HBC Terracon as their environmental consultant (hereinafter the “Environmental Consultant”) to conduct Phase I Site Assessments (“Phase I ESA”) on the Facilities and surface or subsurface investigation or invasive or destructive sampling (hereinafter a “Phase II ESA”) on the Facilities listed in Section 6.1(b) of the Seller Disclosure Letter, such Phase I ESAs and Phase II ESAs to be in accordance with ASTM Standards.  Buyer agrees that the only Phase II ESAs to be conducted shall be on the Facilities listed in Section 6.1(b) of the Seller Disclosure Letter, unless Sellers, in their sole discretion, determine otherwise.  Sellers will bear the costs of the Phase I ESAs and the Phase II ESAs.  Sellers will provide Buyer with a copy of all Phase I ESAs and Phase II ESAs prepared by the Environmental Consultant in connection with this transaction.  Each Seller, Buyer and each officer, employee, Representative, consultant, and adviser of Buyer shall have the right to be present during any environmental assessment of the Assets, and shall comply with the conditions set forth in this Section 6.1.  Buyer shall maintain, and shall cause its officers, employees, Representatives, consultants and advisors to maintain, all information obtained by Buyer pursuant to any environmental assessment or other due diligence activity as strictly confidential, unless disclosure of any facts discovered through such environmental assessment is required under any Environmental Laws.  In the event that any necessary disclosures under applicable Environmental Laws are required with respect to matters discovered by any environmental assessment conducted by, for or on behalf of Buyer, Buyer agrees that Sellers shall be the responsible parties for disclosing such matters to the appropriate Governmental Bodies, unless Buyer is required by applicable Environmental Laws to make such disclosure, in which case Buyer shall so notify Sellers and (x) allow Sellers a reasonable time to make such disclosure if such disclosure may be delegated or (y) consult with Sellers regarding such disclosure if such disclosure may not be delegated.

(c)                                  Subject to Sections 6.1(a) and (b) and upon reasonable prior notice, Sellers shall permit Buyer Group to consult with Sellers’ employees during reasonable business hours (including 7:00 a.m. to 6:00 p.m., Monday through Friday) and to conduct, at Buyer’s sole risk and expense, any other visual inspections of the Facilities and to examine the environmental records at such Facilities.  Sellers shall also coordinate with Buyer to allow site visits and inspections at the field sites on Saturdays to the reasonable extent such access can be made available.  Buyer agrees to protect, defend, indemnify and hold the Seller Indemnitees harmless from and against any and all Liabilities occurring on or to the Facilities caused by the acts or omissions of Buyer Group or any Person (other than the Environmental Consultant) acting on Buyer’s behalf in connection with any due diligence, including any site visits and environmental sampling.  Buyer Group agrees to comply fully with all rules, regulations and instructions issued by Sellers (to the extent reasonable notice thereof has been given to Buyer Group) regarding Buyer’s actions while upon, entering or leaving any Facility, including any insurance requirements that the Seller may impose on contractors authorized to perform work on any property owned or operated by Seller.

6.2                                 OPERATION OF THE BUSINESS

Between the date of this Agreement and the Closing, with respect to the Business and Assets, unless Buyer otherwise consents in writing, each Seller shall, and shall cause each Purchased Subsidiary to:

(a)                                  conduct the Business only in the ordinary course of the Business consistent with past practices or reasonable future expectations;

(b)                                 without making any commitment on Buyer’s behalf, use its commercially reasonable efforts to, in all material respects, preserve intact the current Business organization, keep available the services of its employees and agents and maintain its relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c)                                  except for cause, make no material changes in management personnel of the Business;

(d)                                 not hire any management personnel of the Business, make any changes to any Seller Benefit Plan affecting the Affected Employees, or increase the wages, salaries or benefits of any Affected Employee or Purchased Subsidiary Employee, other than in the ordinary course of business or pursuant to Legal Requirement;

(e)                                  maintain the Assets in a state of repair and condition that complies with Legal Requirements, is consistent with the requirements and normal conduct of the Business and consistent with the recent normal and routine maintenance schedule performed by Sellers;

(f)                                    use its commercially reasonable efforts to keep in full force and effect, without amendment, all material rights relating to the Business;

(g)                                 comply with all Legal Requirements and use its commercially reasonable efforts to comply with all contractual obligations applicable to the operations of the Business;

(h)                                 continue in full force and effect the insurance coverage under the policies set forth in Section 3.18(a) of the Seller Disclosure Letter or substantially equivalent policies;

(i)                                     not enter into a Seller Contract or Bid described in Section 3.17(a) or relating to Business Intellectual Property other than in the ordinary course of business;

(j)                                     not dispose of or permit to lapse any rights to the use of any Business Intellectual Property or permit any Governmental Authorization to expire except to the extent Sellers have used their reasonable commercial efforts to have such Governmental Authorization renewed;

(k)                                  maintain all books and Records of Sellers and the Purchased Subsidiaries relating to the Business in the ordinary course of the Business consistent with past practices;

(l)                                     with respect to any Purchased Subsidiary, amend its constituent documents or take any other action (including redeeming or issuing equity interests) affecting any Seller’s or Purchased Subsidiary’s ownership rights in another Purchased Subsidiary;

(m)                               with respect to any Purchased Subsidiary, form, dissolve or liquidate any Subsidiaries;

(n)                                 with respect to any Purchased Subsidiary, adopt, amend, renew or terminate (or give notice of termination of) a Seller Benefit Plan; and

(o)                                 with respect to any Purchased Subsidiary, vary any terms of any of its insurance policies or knowingly take any action which may invalidate such policies or take out any additional or replacement policies other than renewals; and

(p)                                 with respect to any Purchased Subsidiary, make a Tax election, amend a Tax Return, settle a Tax claim or assessment, surrender a right to claim a Tax refund, change any method of Tax accounting or consent to an extension or waiver of the limitation period applying to a Tax with respect to it, its assets, or the Business.

6.3                                 NEGATIVE COVENANT

Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, each Seller shall not, and shall not permit any Purchased Subsidiary to, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.16 would occur or be reasonably likely to occur; or (b) make any modification to any material Seller Contract or Governmental Authorization outside the ordinary course of business.

6.4                                 CURRENT EVIDENCE OF TITLE

(a)                                  As soon as is reasonably possible, Sellers shall furnish to Buyer for each parcel, tract or subdivided land lot of Owned Property:

(i)                                     from Stewart Title Company and its Affiliates (the “Title Insurer”):

(A)                              title insurance policy commitments issued by the Title Insurer to insure title to all Owned Property in the amount of that portion of the Purchase Price allocated to the Owned Property, as specified in the Allocation Schedule, covering such Owned Property, naming Buyer as the proposed insured and having an effective date after the date of this Agreement, wherein the Title Insurer shall agree to issue an ALTA 1992 (or, in the case of Owned Property located in Texas, a TLTA) form owner’s policy of title insurance (each a “Title Commitment”); and

(B)                                complete and legible copies of all recorded documents listed as Schedule B-1 matters to be terminated or satisfied in order to issue the policy described in the Title Commitment or as special Schedule B-2 exceptions thereunder (the “Recorded Documents”); and

(ii)                                  a survey of the Owned Property made after the date of this Agreement by a land surveyor licensed by the state in which the Owned Property is located and bearing a certificate, signed and sealed by the surveyor, certifying to Buyer and the Title Insurer that:

(A)                              such survey was made in accordance with “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by ALTA and ACSM in 1999, and includes Items 1 (unless the inclusion of such item for a survey plat would cause a necessity to replat the property with the appropriate governmental authorities), 2-4, 6, 7(a), 7(b)(1), 7(c), 8-11(a) and 13 of Table A thereof; and

(B)                                such survey reflects the locations of all building lines, easements and areas affected by any recorded documents affecting such Owned Property as disclosed in the Title Commitment (identified by issuer, commitment number, and an effective date after the date hereof) as well as any encroachments onto the Owned Property or by the Improvements onto any easement area or adjoining property (each a “Survey”); and

(iii)                               complete and current searches in the name of Sellers and other appropriate parties of all Uniform Commercial Code Financing Statements records maintained by the Secretary of State of the states in which any Seller is incorporated, the state in which any Seller maintains its principal place of business, each state in which a Facility is located, each jurisdiction in which a filing would be required in order to perfect a security interest in the Assets, the clerk or recorder of deeds (or other governmental office where real property documents are filed for recording) of each county in which any Facility is located and wherever else Sellers or Buyer, based upon its investigation, is aware that a Uniform Commercial Code Financing Statement relating to any of the Assets has been filed, together with such releases, termination statements and other documents as may be necessary to provide reasonable evidence that all items of intangible personal property, Tangible Personal Property and fixtures to be sold under this Agreement are free and clear of Encumbrances, other than as permitted under this Agreement.

(b)                                 Each Title Commitment shall include the Title Insurer’s requirements for issuing its title policy, which requirements shall be met by Sellers on or before the date of Closing (including those requirements that must be met by releasing or satisfying monetary Encumbrances, but excluding Encumbrances that will remain after Closing and those requirements that are to be met solely by Buyer).

(c)                                  If any of the following shall occur (collectively, a “Title Objection”):

(i)                                     any Title Commitment or other evidence of title or search of the appropriate real estate records discloses that any party other than Seller has title to the insured estate covered by the Title Commitment;

(ii)                                  any title exception is disclosed in Schedule B to any Title Commitment that is not one of the Permitted Real Estate Encumbrances or one that Sellers specify when delivering the Title Commitment to Buyer as one that Sellers will cause to be deleted from the Title Commitment concurrently with the Closing, including (A) any exceptions that pertain to Encumbrances securing any loans that do not constitute an Assumed Liability and (B) any exceptions that Buyer reasonably believes could materially and adversely affect Buyer’s use and enjoyment of the Owned Property described therein in the manner in which such Owned Property was used and enjoyed in the conduct of the Business prior to Closing; or

(iii)                               any Survey discloses any matter that Buyer reasonably believes could materially and adversely affect Buyer’s use and enjoyment of the Owned Property described therein in the manner in which such Owned Property was used and enjoyed in the conduct of the Business prior to Closing, then Buyer shall notify Parent in writing (“Buyer’s Notice”) of such matters within ten (10) business days after receiving all of the Title Commitment, Survey and copies of Recorded Documents for the Facility covered thereby.

(d)                                 Sellers shall use commercially reasonable efforts to cure each Title Objection and take all steps required by the Title Insurer to eliminate each Title Objection as an exception to the Title Commitment. Any Title Objection that the Title Company is willing to insure over on terms acceptable to Sellers and Buyer is herein referred to as an “Insured Exception.” The Insured Exceptions, together with any title exception or matters disclosed by the Survey not objected to by Buyer in the manner aforesaid shall be deemed to be acceptable to Buyer.  Notwithstanding the foregoing, Sellers may notify Buyer in writing that Sellers are not prepared to undertake efforts to cure any or all such Title Objections as are specified in such notice, in which case Buyer shall be entitled to terminate this Agreement pursuant to Section 9.2(f) by written notice thereof to Sellers delivered within five Business Days of the date of its receipt of Sellers’ notice, whereupon this Agreement shall terminate without further liability to Sellers or Buyer.  If Buyer does not elect to terminate this Agreement within such period, then all such uncured Title Objections shall be deemed to be acceptable to Buyer.

(e)                                  Buyer shall pay all premiums due under the title policies contemplated by this Section 6.4.  Sellers shall pay for the Surveys.

6.5                                 LOUISIANA FACILITIES

Sellers shall repair and restore the Facilities located in Louisiana (at 1400 and 1401 Destrehan Avenue) and, to the extent such repair and restoration is not completed before the Closing, the cost of to complete such repair and restoration shall be accrued as a Liability on the Closing Balance Sheet.

7.                                       Conditions Precedent to Buyer’s Obligation to Close

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1                                 ACCURACY OF REPRESENTATIONS; SELLERS’ PERFORMANCE

The representations and warranties of each Seller set forth in this Agreement will be, if qualified by materiality, true and correct in all respects, and if not so qualified, shall be true and correct in all material respects (without giving effect to any supplement to the Seller Disclosure Letter not approved in writing by Buyer other than the supplement contemplated by the second sentence of Section 3.17(d)), as of the Closing Date as though made on and as of the Closing Date

(except to the extent such representations and warranties speak as of an earlier date).  Each of the agreements and covenants of Sellers to be performed and complied with by Sellers pursuant to this Agreement prior to or as of the Closing Date will have been duly performed and complied with in all material respects.  Each Seller shall have delivered to Buyer a certificate signed by one of its duly authorized officers, dated the Closing Date, certifying, as of such date, (i) that all representations and warranties (individually and collectively) of Sellers in Article 3 are, if qualified by materiality, true and correct in all respects, and if not so qualified, true and correct in all material respects and (ii) that Sellers have performed and complied in all material respects with all covenants and agreements (individually and collectively) contained in this Agreement required to be performed and complied with by them at or prior to the Closing Date.

7.2                                 HSR ACT

The waiting period under the HSR Act shall have expired or been terminated.

7.3                                 ADDITIONAL DOCUMENTS

Each Seller shall have caused the documents and instruments required by Section 2.9(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(a)                                  Releases of all Encumbrances on the Assets, other than Permitted Encumbrances, including releases of each mortgage of record and reconveyances of each deed of trust with respect to each parcel of Owned Property included in the Assets;

(b)                                 Buyer shall have received a certificate (i) of non-foreign status in the form prescribed by United States Treasury Regulation § 1.1445-2(b)(2)(iv) with respect to each Seller and (ii) that no Purchased Subsidiary is a United States real property holding corporation;

(c)                                  all balances owed between any Affiliate or Related Person of a Purchased Subsidiary, on the one hand, and a Purchased Subsidiary, on the other hand, shall be canceled without any payment of funds and all agreements, whether written, or otherwise, that are solely between any Affiliate or Related Person of a Purchased Subsidiary, on the one hand, and a Purchase Subsidiary, on the other hand, shall have been terminated and of no further effect without any further action or liability on the part of such Purchased Subsidiary or Buyer;

(d)                                 Consents, in form and substance reasonably satisfactory to Buyer, from the Persons listed in Section 7.3(d) of the Seller Disclosure Letter; and

(e)                                  Such other documents as Buyer may reasonably request for the purpose of:

(i)                                     evidencing the accuracy of any Seller’s representations and warranties;

(ii)                                  evidencing the performance by any Seller of, or the compliance by any Seller with, any covenant or obligation required to be performed or complied with by such Seller; or

(iii)                               evidencing the satisfaction of any condition referred to in this Article 7.

7.4                                 NO PROCEEDINGS

There shall not be any Proceeding pending or threatened against any Seller (other than by or at the direction of Buyer or any of its Affiliates) or Buyer or against any Related Person of any such party (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

7.5                                 NO CONFLICT

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any material adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.

8.                                       Conditions Precedent to each Seller’s Obligation to Close

Each Seller’s obligation to sell the Assets and to take the other actions required to be taken by such Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by such Seller in whole or in part):

8.1                                 ACCURACY OF REPRESENTATIONS; BUYER’S PERFORMANCE

The representations and warranties of Buyer set forth in this Agreement will be, if qualified by materiality, true and correct in all respects, and if not so qualified, shall be true and correct in all material respects (without giving effect to any supplement to the Buyer Disclosure Letter not approved in writing by Seller), as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date).  Each of the agreements and covenants of Buyer to be performed and complied with by Buyer pursuant to this Agreement prior to or as of the Closing Date will have been duly performed and complied with in all material respects.  Buyer shall have delivered to Sellers a certificate signed by one of its duly authorized officers, dated the Closing Date, certifying, as of such date (i) that all representations and warranties (individually and collectively) of Buyer are, if qualified by materiality, true and correct in all respects, and if not so qualified, true and correct in all material respects and (ii) Buyer has performed and complied in all material respects with all covenants and agreements (individually and collectively) contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date.

8.2                                 HSR ACT

The waiting period under the HSR Act shall have expired or been terminated.

8.3                                 ADDITIONAL DOCUMENTS

Buyer shall have caused the documents and instruments required by Section 2.9(b) and the following documents to be delivered (or tendered subject only to Closing) to each Seller:

(a)                                  Such other documents as any Seller may reasonably request for the purpose of:

(i)                                     evidencing the accuracy of any of Buyer’s representations and warranties;

(ii)                                  evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer; or

(iii)                               evidencing the satisfaction of any condition referred to in this Article 8.

8.4                                 NO PROCEEDINGS

There shall not be any Proceeding pending or threatened against any Seller or Buyer (other than by or at the direction of Sellers and their Affiliates) or against any Related Person of such Seller (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

8.5                                 NO CONFLICT

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause any Seller or any Related Person of such Seller to suffer any material adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.

9.                                       Termination

9.1                                 TERMINATION EVENTS

By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

(a)                                  by mutual written agreement of Buyer and Parent (each, a “Representative Party”);

(b)                                 by either Representative Party (provided that neither the terminating Representative Party nor any of its Affiliates is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a material breach by the other Representative Party or a party Affiliated with the other Representative Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to other Representative Party of such breach and which breach is reasonably likely, in the opinion of the terminating Representative Party, to permit such Representative Party to refuse to consummate the transactions contemplated by this Agreement in accordance with the terms hereof;

(c)                                  by either Representative Party (provided that neither the terminating Representative Party nor any of its Affiliates is then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Representative Party or a party Affiliated with the other Representative Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within ten (10) days after the giving of written notice to other Representative Party of such breach and which breach is reasonably likely, in the opinion of the terminating Representative Party, to permit such Representative Party to refuse to consummate the transactions contemplated by this Agreement in accordance with the terms hereof;

(d)                                 by either Representative Party in the event (i) any Consent of any Governmental Body required for consummation of the transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal or (ii) the consummation of such transactions shall have been permanently restrained, enjoined or otherwise prohibited by force of law;

(e)                                  by either Representative Party in the event that the Closing shall not have been consummated by January 31, 2006; provided that the failure to consummate the transactions contemplated hereby on or before such date shall not have been caused by any breach of this Agreement by the Representative Party electing to terminate pursuant to this Section 9.1(e) or an Affiliate of such Representative Party; or

(f)                                    by Buyer as provided in Section 6.4(d).

9.2                                 EFFECT OF TERMINATION

Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2, Sections 13.1 (Expenses), 13.2 (Public Announcements), 13.3 (Notices), 13.4 (Dispute Resolution), and Articles 11 (Indemnification; Remedies) and 12 (Confidentiality) will survive, provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the nonterminating party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies available under this Agreement will survive such termination unimpaired.

10.                                 Additional Covenants

10.1                           EMPLOYEES AND EMPLOYEE BENEFITS

(a)                                  As of the Closing Date, Sellers shall terminate the employment of all of the Affected Employees (other than those who are on short-term disability leave).  As soon as practicable after the date of this Agreement, Buyer shall offer employment, effective as of the Effective Time, to all persons who are or will be Affected Employees on the day immediately preceding the Closing Date (other than those on short-term disability leave).  Each Affected Employee who accepts any such offer of employment shall be referred to in this Agreement as a “Transferred Employee.”  The offer of employment, including wages, salaries and benefits, shall be, in the aggregate, substantially comparable, but excluding for this purpose Transaction Bonuses, with the terms and conditions under which the Transferred Employees were employed immediately before the Closing Date.  Any Affected Employee who is on short-term disability leave as of the Closing Date shall remain employed by Sellers through the Affected Employee’s short-term disability leave; provided, however, that if he or she recovers from his or her disability within the period of his or her short-term disability leave or the six-month period following the Closing Date (whichever is shorter), Buyer shall at that time make an offer of employment to him or her on the same employment terms and conditions as are applicable to similarly situated Transferred Employees, subject to the proviso above.

(b)                                 Sellers shall be responsible for the payment of all wages and other remuneration accruing to any Affected Employee prior to the time any such Affected Employee became a Transferred Employee except to the extent the liability therefor is reflected as a liability on the Closing Balance Sheet.

(c)                                  Sellers shall be liable for all claims made by Affected Employees and their beneficiaries under and all other liabilities of the Seller Benefit Plans.

(d)                                 Coverage for Transferred Employees under all “employee welfare benefit plans,” as defined in Section 3(1) of ERISA, maintained by Sellers shall cease as of the Effective Time.  Sellers shall be solely responsible for any continuation coverage required by COBRA for those Affected Employees of Sellers who are not Transferred Employees.  Buyer shall waive all pre-existing conditions, limitations or exclusions and waiting periods for the Transferred Employees under all employee welfare benefit plans and fringe benefit programs of Buyer, including vacation, bonus and other incentive programs maintained by Buyer.

(e)                                  Sellers shall retain all assets in the pension and retirement funds of Sellers, and shall distribute pension and retirement benefits that the Transferred Employees shall become entitled to receive from Sellers in accordance with the applicable plan document and the Transferred Employees’ elections, as applicable; provided, however, that effective as of the Effective Time, to the extent required by Legal Requirement, Sellers shall amend the Stewart & Stevenson Services, Inc. Defined Benefit Pension Plan and any other Seller Benefit Plan that is a “pension plan,” as defined in Section 3(2) of ERISA, to provide that each Transferred Employee’s benefit that has accrued as of the Closing Date is fully vested and nonforfeitable as of the Closing Date.

(f)                                    Effective as of the Closing Date (or as to employees on short-term disability leave on the Closing Date, as of the date of employment by Buyer), Buyer shall take such actions as are necessary to grant past service credit for all the Transferred Employees for purposes of determining vesting, eligibility and benefit accruals under all Buyer’s employee benefit programs in which Transferred Employees are eligible to participate, including employee retirement plans, severance, vacation, bonus, incentive compensation and employee welfare benefit plans of Buyer equal to that which such Transferred Employees were credited with by Sellers as of the Closing Date for service with Sellers and their current and former ERISA Affiliates, but excluding benefit accruals for Buyer’s defined benefit pension and post-retirement medical benefit plans.

(g)                                 With respect to events following the Closing, Buyer shall be responsible for sending timely and appropriate notices to all Transferred Employees required under all applicable Legal Requirements relating to plant or facility closings or otherwise regulating the termination of employees.  To the extent that any liability is incurred under any such Legal Requirements based on Buyer’s failure to comply with Section 10.1(a) or Buyer’s actions after the Closing, Buyer will be solely and exclusively responsible for all obligations and liabilities incurred under such Legal Requirements relating to the Contemplated Transactions.

(h)                                 Sellers shall make available to Buyer records which provide information regarding employees’ names, Social Security numbers, dates of hire by Sellers, date of birth, number of hours worked each calendar year, attendance and salary histories for all Transferred Employees.  Sellers shall not provide records to the extent prohibited by any applicable Legal Requirement, including the Health Insurance Portability and Accountability Act of 1996.

10.2                           NONSOLICITATION

(a)                                  Until the date three (3) years after the Closing Date, no Seller shall (and each Seller shall cause its Affiliates not to), without the prior written consent of Buyer, directly or indirectly, knowingly hire, retain or attempt to hire or retain any employee or contract employee of Buyer or interfere with the relationship or prospective employment relationship between Buyer and any Affected Employee or between Buyer and any Purchased Subsidiary Employee, or any of Buyer’s employees or contract employees; provided, however, that such Seller shall not be prohibited from hiring, retaining or attempting to hire or retain any person who responds to a general solicitation or advertisement.

(b)                                 Until the date three (3) years after the Closing Date, Buyer shall not (and Buyer shall cause its Affiliates not to), without the prior written consent of Sellers, directly or indirectly, knowingly hire, retain or attempt to hire or retain any employee or contract employee of any Seller or interfere with the relationship between any Seller and any of its employees or contract employees; provided, however, that Buyer shall not be prohibited from hiring, retaining or attempting to hire or retain any person who responds to a general solicitation or advertisement.

10.3                           CUSTOMER AND OTHER BUSINESS RELATIONSHIPS

For a period of ninety (90) days after the Closing, each Seller will cooperate with Buyer on a commercially reasonable basis at Buyer’s sole cost in its efforts to continue and maintain for the benefit of Buyer those business relationships of such Seller or of any Purchased Subsidiary existing prior to the Closing and relating to the Business after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others.

10.4                           RETENTION OF AND ACCESS TO RECORDS

(a)                                  For the greater of five years from the Closing Date and any period as may be required by any statute, regulation or Governmental Body or any then pending litigation, Buyer shall maintain in the same manner that it currently maintains its business records and files the business records and files of Sellers that are transferred to Buyer in connection herewith, and in anticipation of, or preparation for, existing or future Proceeding or any Tax audit in which Sellers or any of its Affiliates is involved and which is related to the Business or the Assets, permit Sellers and their Representatives reasonable access to such records and files during regular business hours and upon reasonable notice at Buyer’s principal places of business or at any location where the records are stored; provided, however, that (i) any access shall be had or done in a manner so as not to interfere with the normal conduct of the Business and (ii) Buyer shall not be required to provide access to any confidential record or records, the disclosure of which would violate any governmental statute or regulation or applicable confidentiality agreement with any Person.  Buyer shall notify Parent in writing at least ten days prior to any destruction of such transferred records and files prior to the end of the period referenced in the preceding sentence, and at Parent’s option, deliver such records and files to Parent.

(b)                                 Upon reasonable request therefor by Buyer, Sellers shall deliver to Buyer copies of any original Business Records not delivered to Buyer at the Closing as promptly as reasonably possible at Sellers’ sole cost and expense.  Further, for a period of five (5) years from the Closing, Sellers (i) shall maintain, and shall cause their Affiliates to maintain, at Sellers’ sole cost and expense, those Business Records not delivered to Buyer at the Closing and (b) shall not (and shall cause each of its Affiliates not to) destroy any such Business Records without first notifying Buyer in writing at least 30 days in advance of such destruction and giving Buyer the opportunity to take possession of such Business Records.

10.5                           FURTHER ASSURANCES

The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

10.6                           INTENTIONALLY DELETED

10.7                           PROVISIONS RELATING TO CERTAIN ASSETS

(a)                                  To the extent that a Seller Contract or Governmental Authorization is not capable of being sold, assigned, transferred, subcontracted or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto, or any Third Party (including a Governmental Body), and such approval, consent or waiver has not been obtained prior to the

Closing, or if such sale, assignment, transfer or conveyance or attempted sale, assignment, transfer or conveyance would constitute a breach thereof or a violation of any Legal Requirement, neither this Agreement nor any other Transaction Agreement shall constitute a sale, assignment, transfer or conveyance thereof, or an attempted sale, assignment, transfer or conveyance thereof.

(b)                                 Anything in this Agreement to the contrary notwithstanding, a Seller is not obligated to sell, assign, transfer or convey to Buyer any of its rights or obligations in or to any of the Seller Contracts or Governmental Authorizations without first obtaining all necessary approvals, consents or waivers; provided, however, that the foregoing shall not limit Sellers’ liability for a breach of Section 3.14 or Section 5.1.  Buyer and Sellers shall cooperate with each other to obtain all approvals, consents or waivers necessary to convey to Buyer each such Seller Contract or Governmental Authorization, as soon as practicable; provided, however, that neither such Seller nor Buyer shall be obligated to offer or pay any consideration or concession therefor to the Third Party from whom such approval, consent or waiver is requested.  Other than the Consents set forth on Exhibit 7, the failure by any Seller to obtain any such approval, consent or waiver necessary to convey any Seller Contract or Governmental Authorization to Buyer shall not affect the obligations of the parties to close hereunder; provided that such Seller uses commercially reasonable efforts to cause the economic benefit of each Seller Contract to be furnished to Buyer.

(c)                                  To the extent any of the approvals, consents or waivers necessary to convey any Seller Contract or Governmental Authorization to Buyer have not been obtained by any Seller as of the Closing or to the extent any Seller Contract or Governmental Authorization cannot be transferred to Buyer by the Closing, then Buyer and such Seller shall enter into a Subcontract with respect to any such Seller Contract, and such Seller shall, during the remaining term of such Seller Contract or Governmental Authorization, use commercially reasonable efforts, to (i) at the request of Buyer, cooperate with Buyer to obtain the consent of any such Third Party; provided, however, that neither such Seller nor Buyer shall be obligated to offer or pay any consideration to any Person, (ii) at the request of Buyer, cooperate with Buyer in any reasonable and lawful arrangements designed to provide the benefits of such Seller Contract or Governmental Authorization to Buyer, (iii) as it pertains to Seller Contracts, enforce, at the request of Buyer and at the expense and for the account of Buyer, any rights of such Seller arising from such Seller Contract against the issuer thereof or the other party or parties thereto (including the rights to elect to terminate any such Seller Contract in accordance with the terms thereof upon the request of Buyer); and (iv) as it pertains to Governmental Authorization, at the request and expense of Buyer, apply for any necessary renewals or extensions thereof.  To the extent that any Seller enters into lawful arrangements satisfactory to Buyer in its sole discretion designed to provide the benefits of any such Seller Contract or Governmental Authorization to Buyer as set forth in clauses (i) through (iv) above, such Seller Contract or Governmental Authorization shall be deemed to have been conveyed to Buyer for the purposes of this Agreement.

10.8                           SUPPORT

(a)                                  From and after the Closing, in the event and for so long as any Seller actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to the Business (including any matter disclosed in Section 3.15(a), (b) or (c) of the Seller Disclosure Letter) or to the DES Business (including during such period prior to Closing), Buyer will cooperate reasonably with Sellers and Sellers’ counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably requested in connection with the contest or defense, all at the reasonable out-of-pocket expense of Sellers (unless Sellers are entitled to indemnification therefor hereunder).  This Section 10.8(a) is not intended to alter applicable discovery procedures in connection with any litigation between or among the parties hereto.

(b)                                 Without limiting Section 10.8(a), and in recognition of the fact that Sellers are retaining the operations and obligations of the DES Business, and will continue to defend at Sellers’ cost the DES Business and pre-Closing Business related litigation and pre-Closing Proceedings, Buyer agrees that it will, after the Effective Time, cooperate with Sellers to the fullest extent necessary (subject to Section 10.8(c)) to enable Sellers to satisfy the DES Business obligations, carry out the DES Business operations and defend the DES Business and Business related litigation and Proceedings.  Specifically, without limitation, Buyer agrees that (i) it will assist Sellers in the defense of DES Business and pre-Closing Business related litigation and pre-Closing Proceedings, (ii) that it will assist Sellers, through Buyer’s power products distribution activities, in dealing with suppliers of equipment and services necessary for Sellers to carry out the DES Business related obligations, including assisting Sellers in obtaining equipment on the same terms as to which Sellers could acquire equipment at present (but subject to a mutually agreed price), and (iii) that it will assist Sellers in obtaining technical support and other support from suppliers regarding solutions for DES Business contract related issues on existing projects.  Buyer’s obligation to cooperate will not require it to provide direct financial support to Sellers but will, in general, be limited to the reasonable commitment of Buyer’s personnel to assist Sellers in the above regards and to provide access to books and Records and necessary or appropriate personnel, which personnel shall in all respects cooperate with Sellers in such matters.  Sellers will continue to wind down all activities of the DES Business, and, in that regard, Buyer will use its reasonable best efforts to offer employment (on terms similar to those offered to other Affected Employees) to current DES Business personnel upon the completion of their activities on behalf of Sellers.  Nothing in this Section 10.8(b) shall obligate Sellers to purchase equipment or contract for services from Buyer or any other Person.

(c)                                  In consideration of Buyer’s services to Sellers pursuant to this Section 10.8, Sellers shall

(i)                                     reimburse Buyer for all reasonable out-of-pocket expenses incurred by Buyer in connection therewith;

(ii)                                  compensate Buyer at its standard rates for time and materials provided to Sellers or at their request to the extent covered by such standard rates; and

(iii)                               compensate Buyer at such reasonable rates as Buyer may establish from time to time for other services provided to Sellers or at their request.

(d)                                 From the Closing Date until sixty (60) days thereafter and as reasonably requested by Parent, Buyer shall provide support to Sellers in the collection of the accounts receivable that were generated by the operations of Parent’s Power Products Division in California and that have been sold to a Third Party (the “California Receivables”), and Buyer shall use its good faith efforts to collect such California Receivables consistent with the efforts it and its Affiliates use to collect their own billed accounts receivable; provided, that such support and efforts shall not require Buyer to initiate or otherwise pursue litigation.  Upon request from Parent, Buyer also shall send Parent a report regarding the status of the support efforts regarding the California Receivables with sufficient detail as reasonably requested by Parent.  To the extent any funds are paid to Buyer and are reasonably designated by the debtor to be applied to any California Receivable (a “Receivables Payment”), Buyer shall (i) remit such Receivables Payment to Parent by wire transfer to an account designated by Parent and (ii) send to Parent copies of all receipts evidencing receipt of each Receivables Payment from the debtor, in each case within fifteen (15) days after the end of the month in which such funds were received.  Buyer shall not compromise, discharge, settle, transfer or assign any of the California Receivables, in part or in whole, without the prior written consent of Parent.  Buyer shall fully cooperate with and shall provide Sellers with any and all documents and information, including photocopies, invoices, access to records and personnel, reasonably requested by Sellers in connection with Sellers’ collection of any California Receivables.  In consideration of Buyer’s services to Sellers pursuant to this Section 10.8(d), Sellers shall reimburse Buyer for any reasonable out-of-pocket third party costs incurred by Buyer in connection with its support under this Section 10.8(d).

(e)                                  From and after Closing, Buyer will cooperate reasonably with Sellers and Sellers’ counsel, make available their personnel, assist in preparing and making filings, and provide such access to their books and records as shall be reasonably requested in connection with the closing, termination, de-registration or other activities associated with Sellers’ closing of the foreign branches or offices of the Business that are registered or otherwise held in the name of or on behalf of any Seller or its Affiliates.

11.                                 Indemnification; Remedies

11.1                           SURVIVAL

All representations, warranties, covenants and obligations in this Agreement, the Seller Disclosure Letter, the amendment(s) or supplement(s) to the Seller Disclosure Letter, the Buyer Disclosure Letter, the certificates delivered pursuant to Section 2.9 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.7. Except as otherwise provided in this Agreement, the waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

11.2                           INDEMNIFICATION AND REIMBURSEMENT BY SELLERS

Sellers will jointly and severally indemnify, defend and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer

Indemnitees”), and will reimburse Buyer Indemnitees for any loss, Liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a Third Party Claim (collectively, “Damages”) arising from or in connection with:

(a)                                  any breach of any representation or warranty made by such Seller in (i) this Agreement, (ii) the Seller Disclosure Letter, (iii) the amendment(s) or supplement(s) to the Seller Disclosure Letter, (iv) the certificate delivered pursuant to Section 2.9(a)(ix), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by such Seller pursuant to this Agreement;

(b)                                 any breach of any covenant or obligation of such Seller in this Agreement or in any other certificate, document, writing or instrument delivered by such Seller pursuant to this Agreement;

(c)                                  if the Closing occurs, any Liability arising out of the ownership or operation of the Assets prior to the Effective Time, except to the extent such Liability arises out of or relates to an Assumed Liability and, subject to Section 3.24(d), except for any Liability of a Purchased Subsidiary other than pre-closing Taxes described in Section 2.4(b)(i);

(d)                                 if the Closing occurs, any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with such Seller (or any Person acting on such Seller’s behalf) in connection with any of the Contemplated Transactions;

(e)                                  if the Closing occurs, (i) any Seller Benefit Plan other than a Purchased Subsidiary Plan, and (ii) any pre-Closing Liability under any Purchased Subsidiary Plan; or

(f)                                    if the Closing occurs, any Retained Liabilities.

11.3                           INDEMNIFICATION AND REIMBURSEMENT BY BUYER

Buyer will indemnify, defend and hold harmless Sellers, and their Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Seller Indemnitees”), and will reimburse Seller Indemnitees for any Damages arising from or in connection with:

(a)                                  any breach of any representation or warranty made by Buyer or Buyer Entity in (i) this Agreement, (ii) Buyer Disclosure Letter, (iii) the amendment(s) or supplement(s) to the Buyer Disclosure Letter, (iv) the certificate delivered pursuant to Section 2.9(b)(viii), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b)                                 any breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c)                                  if the Closing occurs, any Liability arising out of the ownership or operation of the Business or Assets following the Effective Time except to the extent such Liability constitutes a Retained Liability;

(d)                                 if the Closing occurs, any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions;

(e)                                  if the Closing occurs, any Assumed Liabilities;

(f)                                    if the Closing occurs, except with respect to any Proceeding arising out of or relating to the Liabilities retained pursuant to Section 2.4(b)(iii), any Liability arising out of any Proceeding (including the obligation to handle such Proceeding) commenced after the Effective Time and arising out of or relating to any occurrence or event happening at or after the Effective Time; or

(g)                                 if the Closing occurs, any Tax benefit reflected on a post-Closing Tax Return which is attributable to a period prior to Closing to the extent not reflected on the Closing Balance Sheet.

11.4                           LIMITATIONS RELATED TO ENVIRONMENTAL MATTERS

(a)                                  Notwithstanding the provisions of Section 11.2, Sellers shall not be required to pay any amount to Remediate any Business Property (i) not required to obtain from the state environmental agency in which such Business Property is located at “no further action” letter, certificate of completion, or similar document indicating that no further action (including (x) monitoring and (y) operation and maintenance of any installed engineering controls and/or containment measures, such as a cap) is required.  Buyer may be required to consent to (i) deed restrictions or restrictive covenants and/or (ii) institutional controls, including but not limited to limitations on the use of ground water, restrictions to industrial use of such Business Property, use of asphalt or other solid surfaces as caps, fencing, and construction or use of above-ground buildings and structures; provided, however, that such restrictions or institutional controls shall not unreasonably interfere in Buyer’s business or impose unreasonable costs on Buyer or limit the use of such Business Property in the Business as currently conducted; or (ii) in excess of the cost of commercially reasonable and cost effective measures (including industry-standard risk-based corrective action measures), determined in Buyer’s reasonable judgment, unless any Lease requires a more stringent level of (higher level of) remedial action.  Buyer will not accelerate any remedial action except to the extent a commercially reasonable responsible party would do so, unless appropriate to mitigate harm or damage to any third party or the Environment or otherwise.

(b)                                 Buyer shall keep reasonable, accurate records of the actual, out-of-pocket costs Buyer expends related to any Environmental Claim.  Buyer’s records will reasonably show which Facility the costs are related to and why the costs were expended.  Buyer will deliver such records to Sellers upon Sellers’ request and will otherwise cooperate with Sellers so that Sellers can reasonably understand and analyze the cost expended relating to any Environmental Claim or potential indemnification request and why such costs were incurred.

11.5                           LIMITATIONS ON AMOUNT — SELLERS

From and after the Closing, Sellers shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) until the total of all Damages with respect to such matters exceeds [***] in the aggregate and then only for the amount by which such Damages exceed [***]; provided, however, that in no event shall Sellers’ aggregate liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) exceed [***].  Notwithstanding anything to the contrary herein, the limitations set forth in this Section 11.5 will not apply if the Closing does not occur or to a breach of any representation or warranty set forth in Section 3.1, 3.2, 3.7, 3.11 or 3.22.  Costs expended in conducting the Phase I ESAs and the Phase II ESAs under this Agreement will not be included as Damages subject to the deductible under this Section 11.5.

11.6                           LIMITATIONS ON AMOUNT — BUYER

From and after Closing, Buyer shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.3(a) until the total of all Damages with respect to such matters exceeds [***] in the aggregate and then only for the amount by which such Damages exceed [***]; provided, however, that in no event shall Buyer’s aggregate liability (for indemnification or otherwise) with respect to claims under Section 11.3(a) exceed [***].  Notwithstanding anything to the contrary herein, the limitations set forth in this Section 11.6 will not apply if the Closing does not occur or to a breach of any representation or warranty set forth in Section 4.1, 4.2 or 4.6.

11.7                           TIME LIMITATIONS

The several representations and warranties of the parties to this Agreement shall survive the Closing Date for a period of eighteen (18) months from the Closing Date; provided, that the (a) the representations and warranties set forth in Sections 3.1, 3.2, 3.22, 4.1, 4.2 and 4.6 shall survive the Closing Date without limitation, (b) Section 3.11 and Section 3.13 shall survive for 180 days following the expiration of any statutes of limitation under applicable law and (c) Section 3.19 shall survive for five years from the Closing Date (the period during which the representations and warranties shall survive being referred to herein with respect to such representations and warranties as the “Survival Period”), and shall be effective with respect to any inaccuracy therein or breach thereof (and a claim for indemnification under this Article 11 may be made thereon) if a written notice asserting the claim and specifying the factual basis of the claim in reasonable detail to the extent then known by the notifying party shall have been given within the Survival Period with respect to such matter.  Any claim for indemnification made during the Survival Period shall be valid and the representations and warranties relating thereto shall remain in effect for purposes of such indemnification notwithstanding such claim may not be resolved within the Survival Period.  The agreements and covenants set forth herein shall survive without limitation.

11.8                           PROCEDURE

All claims for indemnification under this Article 11 shall be asserted and resolved as follows:

(a)                                  A Person entitled to indemnification under Section 11.2 or 11.3 (an “Indemnitee”), promptly after it becomes aware of facts giving rise to a right of indemnification under this Agreement, shall give written notice thereof to the Person obligated to indemnify under such section (an “Indemnitor”), stating the amount of the Damages, if known, and method of computation thereof, all with reasonable particularity, and stating with particularity the nature of the matter and basis of the claim for indemnity under this Agreement.  For purposes of this Section 11.8(a), receipt by a party of written notice of any demand, assertion, claim, action or proceeding (judicial, administrative or otherwise) by or from any Person other than a party to this Agreement that gives rise to Damages on behalf of the party shall constitute the awareness of facts giving rise to a right of indemnification by it under this Agreement and shall require prompt notice of the receipt of such matter as provided in the first sentence of this Section 11.8(a).  Failure to provide the notice shall not affect the right of the Indemnitee to indemnification except to the extent the Indemnitor is materially prejudiced by the Indemnitee’s failure to give such notice.

(b)                                 If an Indemnitee should have Damages against any Indemnitor hereunder that does not involve a Third Party Claim, the Indemnitee shall provide the Indemnitor a written notice with respect to the Damages.  If the Indemnitor does not notify the Indemnitee within 30 calendar days from its receipt of the written notice of Damages that the Indemnitor disputes the Damages, the Damages specified by the Indemnitee in the claim notice shall be deemed a liability of the Indemnitor hereunder.  If the Indemnitor has timely disputed the Damages as provided above, such dispute shall be resolved subject to the provisions of this Agreement.

(c)                                  If an Indemnitee shall have a Third Party Claim asserted against it, the Indemnitee shall provide the Indemnitor written notice of the Damages relating to the Third Party Claim (a “Third Party Claim Notice”).  Within 15 Business Days following receipt by an Indemnitor of a Third Party Claim Notice (the “Election Period”), the Indemnitor shall advise the Indemnitee in writing (i) whether the Indemnitor disputes its potential liability to the Indemnitee under this Article 11 with respect to the Third Party Claim and (ii) whether the Indemnitor elects, at its sole cost and expense, to defend the Indemnitee against such Third Party Claim.

(d)                                 If the Indemnitor notifies the Indemnitee within the Election Period of its election to assume the defense of the Third Party Claim in accordance with Section 11.8(c) above, the Indemnitor shall have the obligation to defend, at its sole cost and expense, the Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnitor to a final conclusion or settled at the discretion of the Indemnitor in accordance with this Section 11.8(d); provided, that the Indemnitor shall not settle or compromise any such Third Party Claim without the prior consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) unless (i) the terms of such compromise or settlement require no more than the payment of money (i.e. such settlement or compromise shall not require the admission of wrongdoing by the Indemnitee, impose any obligations upon the Indemnitee or deprive the Indemnitee of any rights), (ii) the full amount of such monetary settlement or compromise will be paid by the Indemnitor, and (iii) the Indemnitee receives as part of such settlement or compromise a legal, binding and enforceable unconditional satisfaction and/or release from any and all further actions or liabilities relating to the subject matter of the Third Party Claim.  The Indemnitor shall have full control of such defense and proceedings, including, subject to the preceding sentence, any compromise or settlement thereof.  The Indemnitee is hereby authorized to file, during the Election Period, any motion, answer or other pleadings that the Indemnitee shall, in good faith, deem necessary or appropriate to protect its interest or those of the Indemnitor and not prejudicial to the Indemnitor (it being understood and agreed that if the Indemnitee takes any such action that is prejudicial and conclusively causes a final adjudication adverse to the Indemnitor, the Indemnitor shall be relieved of its obligations hereunder with respect to the Third Party Claim to the extent so adjudicated).  If requested by the Indemnitor, the Indemnitee agrees, at the sole cost and expense of the Indemnitor, to cooperate with the Indemnitor and its counsel in contesting any Third Party Claims, including by making of any related counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person.  The Indemnitee shall have the right to participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnitor pursuant to this Section 11.8(d), and shall bear its own costs and expenses with respect to any such participation.

(e)                                  If an Indemnitor fails to notify an Indemnitee within the Election Period that the Indemnitor elects to defend the Indemnitee pursuant to Section 11.8(c) or if the Indemnitor fails to diligently defend or settle the Third Party Claim or to prosecute any appropriate counterclaim against the Person making the Third Party Claim or any cross-complaint against any Person, or if the Indemnitee reasonably objects to such election on the grounds that counsel for such Indemnitee cannot represent both the Indemnitor and the Indemnitee because such representation would be reasonably likely to result in a conflict of interest, then the Indemnitee shall have the right but not the obligation to defend, at the sole cost and expense of the Indemnitor (but only if the Indemnitee actually is entitled to indemnification hereunder), the Third Party Claim by such proceedings deemed reasonably appropriate by the Indemnitee and its counsel.  The Indemnitee shall have full control of such defense and proceedings, including any compromise or settlement of the Third Party Claim; provided, that the Indemnitee shall not enter into any compromise or settlement of such Third Party Claim without the Indemnitor’s consent, which shall not be unreasonably withheld or delayed.  If requested by the Indemnitee, the Indemnitor shall, at the sole cost and expense of the Indemnitor, cooperate with the Indemnitee and its counsel in contesting any Third Party Claim that the Indemnitee is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person.  Notwithstanding the foregoing in this Section 11.8(e), if the Indemnitor has delivered a written notice to the Indemnitee to the effect that the Indemnitor disputes its potential liability to the Indemnitee under this Article 11 and if such dispute is resolved in favor of the Indemnitor, the Indemnitor shall not be required to bear the costs and expenses of the Indemnitee’s defense pursuant to this Article 11 or of the Indemnitor’s participation therein at the Indemnitee’s request, and the Indemnitee shall reimburse the Indemnitor in full for all reasonable costs and expenses of the Indemnitor in connection with the Third Party Claim, excluding, however, any litigation with respect to its indemnity obligation hereunder.  The Indemnitor shall have the right to participate in, but not control, any defense or settlement controlled by the Indemnitee pursuant to this Section 11.8(e), and the Indemnitor shall bear its own costs and expenses with respect to any such participation.

11.9                           PAYMENT

(a)                                  Payments of all amounts owing by an Indemnitor as a result of a Third Party Claim shall be made within five Business Days after the earlier of (i) the settlement of the

Third Party Claim and (ii) the expiration of the period of appeal of a final adjudication of the Third Party Claim.  Payments of all amounts owing by an Indemnitor other than as a result of a Third Party Claim shall be made within five Business Days after the later of (i) 30 days after the expiration of the Election Period or (ii) if contested through dispute resolution proceedings, the expiration of the period for appeal of a final adjudication of the Indemnitor’s liability to the Indemnitee under this Agreement.  Notwithstanding the foregoing, if the Indemnitor has not contested its indemnity obligations hereunder and has not elected to assume the defense of a Third Party Claim, the Indemnitor shall reimburse (promptly after the receipt of each invoice therefor) the Indemnitee for the reasonable and documented out-of-pocket costs and expenses incurred by the Indemnitee in contesting the Third Party Claim.

11.10                     NO SET-OFF

Neither Buyer nor any Seller shall have any right to setoff any Damages against any payments to be made by either of them pursuant to this Agreement, any other Transaction Agreement or otherwise.

11.11                     INSURANCE

The Indemnitor shall be subrogated to the rights of the Indemnitee in respect of any insurance relating to Damages to the extent of any indemnification payments made hereunder for such Damages.

11.12                     NO DUPLICATION

Any Liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement.

11.13                     REMEDIES

(a)                                  The parties agree that, except as provided in Section 13.5, the sole and exclusive remedy of any party hereto or their respective Affiliates with respect to this Agreement and in any other agreement delivered by any Seller or Buyer in connection with the Contemplated Transactions (collectively, the “Transaction Agreements”) or any other claims relating to the Business, the events giving rise to this Agreement and the other Transaction Agreements and the Contemplated Transactions shall be limited to the termination provisions set forth in Article 9 and the indemnification provisions set forth in this Article 11, provided that this limitation shall not apply in the event of fraud; and provided further that if an Indemnitor shall breach or threaten to commit a breach of any of its restrictive covenants set forth in this Agreement or any other Transaction Agreement (the “Restrictive Covenants”), any Indemnitee shall have the right in addition to, and not in lieu of, any other rights and remedies available to such Indemnitee, under law or in equity, to have the Restrictive Covenants specifically enforced by any court, including the right to seek entry against such Indemnitor, any of its Affiliates and any shareholder, officer, director, employee of each of the foregoing of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of the Restrictive Covenants, it being acknowledged and agreed that money damages will not provide such Indemnitee an adequate remedy.

(b)                                 The parties hereto intend that, even though indemnification and other obligations appear in various sections and articles of this Agreement, the indemnification procedures and limitations contained in this Article 11 shall apply to all indemnity and other obligations of the parties under this Agreement, except to the extent expressly excluded in this Article 11.

11.14                     NO SPECIAL DAMAGES

IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS ARTICLE 11 OR OTHERWISE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE.

11.15                     EXPRESS NEGLIGENCE

THE INDEMNITIES SET FORTH IN THIS ARTICLE 11 ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING TEXAS EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

12.                                 Confidentiality

12.1                           DEFINITION OF CONFIDENTIAL INFORMATION

(a)                                  As used in this Article 12, the term “Confidential Information” includes any and all of the following information of any Seller or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Sellers on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

(i)                                     all information that is a trade secret under applicable trade secret or other law;

(ii)                                  all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and database technologies, systems, structures and architectures;

(iii)                               all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

(iv)                              all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

(b)                                 Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 12, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 12 to the extent included within the definition.  In the case of trade secrets, each Disclosing Party, hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

12.2                           RESTRICTED USE OF CONFIDENTIAL INFORMATION

(a)                                  Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized Representative of Sellers with respect to Confidential Information of Sellers (each, a “Seller Contact”) or an authorized Representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”). Each of Buyer and Sellers shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer or Sellers, as the case may be, of the obligations of this Article 12 with respect to such information.  Each of Buyer and Sellers shall (A) enforce the terms of this Article 12 as to its respective Representatives; (B) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 12; and (C) be responsible and liable for any breach of the provisions of this Article 12 by it or its Representatives.

(b)                                 Unless and until this Agreement is terminated, Sellers shall maintain as confidential any Confidential Information (including for this purpose any information of Sellers of the type referred to in Sections 12.1(a)(i), (ii) and (iii), whether or not disclosed to Buyer) of Sellers relating to any of the Assets or the Assumed Liabilities. Notwithstanding the preceding sentence, Sellers may use any Confidential Information of Sellers before the Closing in the ordinary course of the Business consistent with past practices in connection with the transactions permitted by Section 6.2.

(c)                                  From and after the Closing, the provisions of Section 12.2(a) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of Sellers relating solely to any of the Assets or the Assumed Liabilities and not to any Excluded Asset or Assumed Liability.

12.3                           EXCEPTIONS

Sections 12.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach by the Receiving Party or its Representatives of this Article 12 or the confidentiality agreement entered into between Buyer and Parent; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Sellers shall not disclose any Confidential Information of Sellers relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

12.4                           LEGAL PROCEEDINGS

If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 12. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement.  Notwithstanding anything to the contrary in this Article 12 or elsewhere in this Agreement, any Seller may disclose any Confidential Information to the extent it reasonably believes such disclosure is required to comply with the requirements of any applicable Legal Requirement, including the rules and regulations of the New York Stock Exchange.

12.5                           RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION

If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a

Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

12.6                           ATTORNEY-CLIENT PRIVILEGE

The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

13.                                 General Provisions

13.1                           EXPENSES

Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives.  Buyer will pay all HSR Act filing fees. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

13.2                           PUBLIC ANNOUNCEMENTS

Except as may be required to comply with the requirements of any applicable Legal Requirement or the rules and regulations of any stock exchange or national market system upon which the securities of any Seller or Buyer are listed, no party will issue any press release or other public announcement relating to the subject matter of this Agreement or the Contemplated Transactions without the prior approval (which approval will not be unreasonably withheld or delayed) of the other party; provided, however, that, after the Closing, any Seller or Buyer will be entitled to issue any such press release or make any such other public announcement without obtaining such prior approval if it has previously provided a copy of the press release or other public announcement to the other party for a reasonable period of time for review and comment.

13.3                           NOTICES

All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address or facsimile number or person as a party may designate by notice to the other parties):

Parent or any other Seller:                                                       Stewart & Stevenson Services, Inc.
2707 North Loop West, Suite 800
Houston, Texas 77008
Attention: General Counsel
Facsimile: (713) 868-2130
Confirm:   (713) 868-7700

with a mandatory copy to:                                                     Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
Attention: Charles H. Still, Esq.
Facsimile: (713) 651-5246
Confirm:   (713) 651-5151

Buyer:                                                                                                                                                             c/o Parman Capital Group, LLC
Attention: Hushang Ansary
1000 Louisiana, Suite 5900
Houston, Texas 77002
Facsimile:  713-659-3137
Confirm:  713-650-0071

with a mandatory copy to:                                                     Jones Day
Attention: William F. Henze II
222 East 41st Street
New York, NY 10017
Facsimile: 212-755-7306
Confirm: 212-326-3939

13.4                           DISPUTE RESOLUTION

In the event of any dispute or controversy (except for any dispute or controversy arising out of (i) the allocation of related and personal property Taxes that is to be resolved in accordance with Section 2.5 or (ii) the calculation of Closing Net Asset Value that is to be resolved in accordance with Section 2.11) arising out of or relating to this Agreement, or any matter relating hereto or the Contemplated Transactions (the “Dispute”), the parties shall first try to resolve the dispute by mutual agreement.  If the parties are unable to resolve the Dispute by entering into a written settlement agreement within 30 days following a party’s delivery of a written notice of a Dispute, setting forth in reasonable detail the circumstances and basis for the Dispute (“Notice of Dispute”), the Dispute shall be determined by binding arbitration in accordance with the rules for commercial arbitration of the American Arbitration Association then in effect (subject to any contrary provision in this Agreement).  Judgment upon the award shall be final and may be entered in any court having jurisdiction thereof.  The place of arbitration shall be Houston, Texas.  The arbitrators shall determine the arbitrability of any and all Disputes arising out of or related to this Agreement, including the existence, validity, and scope of this agreement to arbitrate.  The arbitrator(s) shall be qualified by education, experience, or training to decide the matters in the Dispute.  The arbitrator(s) shall apply any statutes of limitations applicable under Texas law to the claims and defenses asserted in the Dispute Delivery of the Notice of Dispute shall toll the running of any applicable statutes of limitations.  Notwithstanding the foregoing, in the event that a Dispute requires emergency relief before the matter may be resolved pursuant to the arbitration provisions provided herein, the provisions of this Section 13.4 shall not prohibit an action for injunctive or other forms of ancillary relief or a writ of mandamus filed in connection with such Dispute; provided, however, the arbitration provisions provided herein shall still govern the resolution of the Dispute.

All negotiations and any arbitration relating to a Dispute, including any Notice of Dispute, settlement, arbitral award, decision, or order, documents exchanged or produced, and any briefs or other documents prepared for the arbitration, are confidential and may not be disclosed by any party, their employees, officers, directors, counsel, consultants, and expert witnesses, except to the extent necessary to enforce any settlement agreement or arbitration award, to enforce rights of a party, as required by law or regulation, or for a bona fide business purpose, such as disclosure to accountants, shareholders, or third-party purchasers; provided, however, that breach of this confidentiality provision shall not void any settlement or award.

13.5                           ENFORCEMENT OF AGREEMENT

(a)                                  Each Seller acknowledges and agrees that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by such Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

(b)                                 Buyer acknowledges and agrees that Sellers would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Buyer could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any Seller may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

13.6                           WAIVER; REMEDIES CUMULATIVE

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.7                           ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent, exclusivity agreement and any confidentiality agreement between Buyer and any one or more of the Sellers) and constitutes (along with the Seller Disclosure Letter, the Buyer Disclosure Letter, the Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  Except as otherwise provided in Section 5.6 of this Agreement and the second sentence of Section 3.17(d), none of this Agreement, the Seller Disclosure Letter or the Buyer Disclosure Letter may be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

13.8                           ASSIGNMENTS, SUCCESSORS AND NO THIRD PARTY RIGHTS

No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties; provided, however that Buyer may assign its rights or delegate its obligations hereunder to any Person that is directly or indirectly controlled by him, and upon the later of any such Assignment or the payment of the Purchase Price (including the Adjustment Amount) be released from all obligations under this Agreement.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.  Except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.8, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, including, with respect to any Transferred Employee or legal representative thereof, any right to employment for any specified period or of any nature or kind whatsoever.

13.9                           SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.10                     CONSTRUCTION

The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” and “Sections” refer to the corresponding Articles and Sections of this Agreement, the Seller Disclosure Letter and the Buyer Disclosure Letter.

13.11                     TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.12                     GOVERNING LAW

Except as set forth in the next sentence, this Agreement will be governed by and construed under, and any Dispute determined in accordance with, the laws of the State of Texas without regard to conflicts-of-laws principles that would require the application of any other law.

13.13                     EXECUTION OF AGREEMENT

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Hushang Ansary

By	/s/ Hushang Ansary

Stewart & Stevenson Services, Inc.

By	/s/ Max L. Lukens
Name: Max L. Lukens
Title: President and Chief Executive Officer

IPSC Co. Inc.

By	/s/ Carl B. King
Name: Carl B. King
Title: Vice President and Secretary

Stewart & Stevenson Holdings, Inc.

By	/s/ Don Mueller
Name: Don Mueller
Title: President

Stewart & Stevenson De Las Americas, Inc.

By	/s/ Carl B. King
Name: Carl B. King
Title: Vice President and Secretary

Stewart & Stevenson International, Inc.

By	/s/ Carl B. King
Name: Carl B. King
Title: Vice President and Secretary

Stewart & Stevenson Power, Inc.

By	/s/ Carl B. King
Name: Carl B. King
Title: Vice President and Secretary

S&S Trust

By	/s/ Don Mueller
Name: Don Mueller
Title: President

Schedules are omitted in accordance with Item 601(b)(2) of Regulation S-K. Schedules will be provided by the Company to the Securities and Exchange Commission upon request.